UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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General Dynamics Corporation

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March 18, 2016

Dear Fellow Shareholder:

We are pleased to present you with the 2016 General Dynamics Proxy Statement. This year’s Proxy Statement reiterates our commitment to sound corporate governance practices and demonstrates the strong link between pay and performance in our executive compensation program. The details of our governance and executive compensation programs are presented throughout this Proxy Statement and referenced documents.

We remain committed to engaging with our shareholders to ensure we are aware of your priorities. We continue to be encouraged that most of our shareholders view favorably our executive compensation and corporate governance programs.

Our Board continues to reflect a diverse and extremely well-qualified group of business leaders, aerospace and defense industry experts, and strategic advisors. Our newest director, Mark Malcolm, further strengthens the Board’s financial expertise and adds to the Board’s collective corporate governance experience.

Our 2015 financial performance was outstanding. Our revenue and operating earnings grew in each of our business groups – Aerospace, Combat Systems, Information Systems and Technology, and Marine Systems. Once again, we achieved record-high earnings from continuing operations, operating margin and earnings per share (EPS). Our robust backlog provides growth well into the future from orders for products and services across our businesses. As we look forward, we remain focused on strong operating performance and prudent capital deployment, all of which allows us to deliver value to you, our shareholders.

On behalf of the Board of Directors, I invite you to attend the 2016 Annual Meeting of Shareholders and, even if you are not able to attend, encourage you to vote. The accompanying Proxy Statement contains information about the matters on which you are asked to vote. I urge you to read the materials carefully and vote in accordance with the Board of Directors’ recommendations. Your vote is very important.

Sincerely,

Phebe N. Novakovic

Chairman and Chief Executive Officer

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 4, 2016

The Proxy Statement and 2015 Annual Report are Available at

www.generaldynamics.com/2016proxy

You are invited to our Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation, on Wednesday, May 4, 2016, at 9:00 a.m. local time at the General Dynamics Corporation headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. Proposals to be considered at the Annual Meeting include:

•	the election of 12 directors from the nominees named in the Proxy Statement (proposal 1);

•	an advisory vote on the selection of KPMG LLP, an independent registered public accounting firm, as the company’s independent auditors for 2016 (proposal 2);

•	an advisory vote to approve executive compensation (proposal 3);

•	the approval of the General Dynamics Corporation Executive Annual Incentive Plan (proposal 4);

•	a shareholder proposal as described in this Proxy Statement, provided it is presented properly at the meeting (proposal 5); and

•	the transaction of all other business that properly comes before the meeting or any adjournment or postponement of the meeting.

The Board of Directors unanimously recommends that you vote FOR proposals 1, 2, 3 and 4.

The Board of Directors unanimously recommends that you vote AGAINST proposal 5.

Shareholders may raise other matters as described in the accompanying Proxy Statement.

The Board of Directors set the close of business on March 3, 2016, as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. It is important that your shares be represented and voted at the meeting. Please complete, sign and return a proxy card, or use the telephone or Internet voting systems.

A copy of the 2015 Annual Report accompanies this Notice and Proxy Statement and is available on the website listed above.

By Order of the Board of Directors,

Gregory S. Gallopoulos

Secretary

Falls Church, Virginia

March 18, 2016

General Dynamics 2016 Proxy Statement

General Dynamics 2016 Proxy Statement     i

PROXY STATEMENT

The Board of Directors of General Dynamics Corporation is soliciting your proxy for the Annual Meeting of Shareholders to be held on May 4, 2016, at 9:00 a.m. local time, or at any adjournment or postponement of the meeting. This Proxy Statement, and the accompanying Notice of Annual Meeting of Shareholders and proxy card, are being distributed on or about March 18, 2016, to holders of General Dynamics common stock, par value $1.00 per share (Common Stock).

Proxy Summary

This summary highlights selected information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. You should read the full Proxy Statement before casting your vote.

VOTING MATTERS AND BOARD RECOMMENDATIONS

At this year’s Annual Meeting, we are asking our shareholders to vote on the following matters:

Proposal	Board Recommendation	Additional Information
Proposal 1: Election of Directors	FOR each nominee	See pages 5 through 12 for more information on the nominees.
Proposal 2: Selection of Independent Auditors	FOR	See page 25 for details.
Proposal 3: Advisory Vote to Approve Executive Compensation	FOR	See page 27 for details.
Proposal 4: Approval of the General Dynamics Corporation Executive Annual Incentive Plan	FOR	See pages 66 through 67 for details
Proposal 5: Shareholder Proposal	AGAINST	See pages 68 through 69 for details.

ANNUAL MEETING INFORMATION

Date	Wednesday, May 4, 2016
Time	9:00 a.m. local time
Location	2941 Fairview Park Drive, Falls Church, Virginia
How to Vote
• By Internet	Access www.envisionreports.com/GD
• By Telephone	Call 1-800-652-VOTE or outside the U.S., Canada and Puerto Rico call 1-781-575-2300
• By Mail	Sign and date each proxy card received and return each card using the prepaid postage envelope
• In Person	Attend the Annual Meeting and vote by ballot

Additional information about the Annual Meeting and voting can be found beginning on page 70.

General Dynamics 2016 Proxy Statement     1

Proxy Summary

2016 BOARD OF DIRECTORS NOMINEES

DIRECTOR NOMINEES
Nominee	Director Since	Independent	Primary Occupation
Mary T. Barra	2011	Yes	Chairman and CEO, General Motors Company
Nicholas D. Chabraja	1994		Former Chairman and CEO, General Dynamics
James S. Crown*	1987	Yes	President of Henry Crown and Company
Rudy F. deLeon	2014	Yes	Senior Fellow, Center for American Progress
William P. Fricks	2003	Yes	Former Chairman and CEO, Newport News Shipbuilding
John M. Keane	2004	Yes	Retired General, U.S. Army
Lester L. Lyles	2003	Yes	Retired General, U.S. Air Force
Mark M. Malcolm	2015	Yes	President and CEO, Tower International
James N. Mattis	2013	Yes	Retired General, U.S. Marine Corps
Phebe N. Novakovic	2012		Chairman and CEO, General Dynamics
William A. Osborn	2009	Yes	Former Chairman and CEO, Northern Trust Corporation
Laura J. Schumacher	2014	Yes	EVP, External Affairs and General Counsel, AbbVie
*	Lead Director

Balanced Director Tenure (Current Directors)	Strong Director Engagement (2015 Attendance)

A COMMITMENT TO SOUND CORPORATE GOVERNANCE

Our Board of Directors believes that a commitment to good corporate governance enhances shareholder value. Sound corporate governance starts with a strong value system, and the value system starts in the boardroom. General Dynamics’ corporate ethos – our distinguishing moral nature – is rooted in five overarching values.

THE GENERAL DYNAMICS ETHOS
Honesty	We tell the truth to ourselves and to others. Honesty breeds transparency.
Trust	We trust each other to do the right thing.
Humanity	We are compassionate and empathetic. We respect the dignity, rights and autonomy of others.
Alignment	We are united in our commitment to our values.
Value Creation	We create value by doing the right thing for our shareholders, our customers, our employees and our communities.

2      General Dynamics 2016 Proxy Statement

Proxy Summary

Highlights of our governance practices include:

	Governance Practice	For more information

Stock Ownership

Market-leading stock ownership requirements for our executive officers require them to hold shares of our Common Stock worth eight to 15 times base salary. Director stock ownership guidelines provide that our directors should hold at least 4,000 shares of our Common Stock within five years of joining the Board.

P. 50
	A policy prohibiting hedging and pledging of our Common Stock by directors and executive officers discourages excessive risk-taking.	P. 50

Board Structure and Governance

Ten of our 12 director nominees are independent directors. All of our standing Board committees are chaired by independent directors. Our Audit, Compensation and Nominating and Corporate Governance Committees are 100 percent independent.

P. 15
	An independent Lead Director with a robust set of responsibilities is elected annually by the Board and provides additional independent oversight of senior management and board matters.	P. 15
	Our directors are elected annually based on a majority voting standard for uncontested elections. We have a resignation policy if a director fails to receive a majority of votes cast.	P. 72
	Our directors attended on average more than 97 percent of board and committee meetings in 2015 with no director attending less than 88 percent.	P. 17
	Our non-management directors meet in executive session, without management present, at each regularly scheduled meeting, presided by the Lead Director.	P. 17
	Our directors are restricted on the number of other boards on which they may serve in order to prevent overboarding.	Corporate Governance Guidelines*
	Our related person transactions policy ensures appropriate Board review of related person transactions.	P. 22
	Annual Board and committee self-assessments monitor the performance and effectiveness of the Board and its committees.	P. 21
	Diligent Board oversight of risk is a cornerstone of the company’s risk management program.	P. 19

Corporate Responsibility	Our ethics program includes strong Codes of Ethics for all employees globally, with specific codes for our financial professionals and directors.	P. 14 www.gd.com/Responsibility
	A sustainability report, updated in 2015, discusses our ethos, our commitment to our stakeholders and communities, and our commitment to diversity and inclusion.	www.gd.com/Responsibility
	Disclosure of our corporate political contributions and our trade association dues describes the process and oversight we employ in each area.	www.gd.com/AdditionalDisclosure
	We have a strong corporate commitment to respect the dignity, human rights and autonomy of others.	Corporate Sustainability Report
Shareholder Rights

In 2015, we implemented proxy access, providing our shareholders with the ability to nominate director candidates and have those nominees included in our proxy statement, subject to meeting the requirements in our Bylaws.

Bylaws*
	We do not have a shareholder rights plan, or poison pill; any future rights plan must be submitted to shareholders.	Corporate Governance Guidelines*
	Our shareholders have the right to request a special meeting of shareholders.	Bylaws*
*	Our Corporate Governance Guidelines and Bylaws are available on our website at www.gd.com/CorporateGovernance.

General Dynamics 2016 Proxy Statement     3

Proxy Summary

SHAREHOLDER ENGAGEMENT

Our Board is Committed to Robust Shareholder Engagement.  Over the past several years, members of our Board and senior management, including our independent Lead Director and compensation committee chair, have engaged with holders of over 65 percent of our outstanding Common Stock to discuss corporate governance and executive compensation matters. Recently, we solicited input from, and considered the views of many of our shareholders prior to our December 2015 adoption of proxy access. In addition, in 2015 the Board formed an ad hoc group of directors, anchored by the chairman and the independent Lead Director, to liaise with significant shareholders. Our Board remains committed to soliciting and understanding shareholder views and responding as appropriate.

PERFORMANCE AND EXECUTIVE COMPENSATION HIGHLIGHTS

Creating Sustainable Long-Term Shareholder Value.  Over the past three years, we have focused relentlessly on continuous improvement throughout our operations and the wise deployment of capital to increase shareholder value. In 2015, this approach again delivered us a year of improved operational results and record-setting financial performance, some of which is highlighted below. We deployed capital prudently through continued investment in the future growth areas of our company and by returning 2.1 times our free cash flow from operations to shareholders in the form of dividends and share repurchases. Our continued focus on operational improvement, successful execution on our robust backlog and the continued demand for our products and services throughout each business unit leaves us well-positioned to deliver on our commitment to long-term value creation.

2015 Financial Highlights
Earnings from Continuing Operations	$3.0 billion	Highest in company history
Operating Margin	13.3%	Highest in company history
Free Cash Flow from Operations	$1.9 billion	Significantly exceeded company expectations
Return on Invested Capital	17.4%	Significant increase over 2014
Quarterly Dividends	$0.69 per share	18th consecutive year with a dividend increase
Order Backlog	$66.1 billion	Robust backlog and continued demand in each business segment

A Consistent Focus on Aligning Compensation with Performance.  Our compensation philosophy at General Dynamics is to align executive compensation with company, business group and individual performance, and to provide the incentives necessary to attract, motivate and retain the executives that help drive the company’s success. We have received positive shareholder feedback about our executive compensation program, and received a nearly 90% vote in favor of our executive compensation program at last year’s annual meeting. Our program’s pay-for-performance philosophy has generated strong results for the company.

4      General Dynamics 2016 Proxy Statement

ELECTION OF THE BOARD OF DIRECTORS OF THE COMPANY

(PROPOSAL 1)

Director Nominations.  General Dynamics’ directors are elected at each annual meeting of shareholders and hold office for one-year terms or until successors are elected and qualified. The Nominating and Corporate Governance Committee considers director nominees from various sources and chooses nominees with the primary goal of ensuring the Board collectively serves the interests of shareholders.

Diversity and Inclusion.  In order to sustain a global business, we must bring together a group of people with a vision for the future and diversity of thought. We must have leadership, at both the executive and Board levels, to develop and execute our business objectives better than our competition. At the heart of our company are diverse executives, managers and employees worldwide who rely on their intimate knowledge of customer requirements and a unique blend of skill and innovation to develop and deliver the best possible products and services.

Our current Board members come from a variety of backgrounds and bring a diverse set of skills and experiences to the boardroom. This ensures that our directors bring a broad perspective to the company on a range of important issues.

Director Skills and Experience.  In assessing director candidates, the Nominating and Corporate Governance Committee considers the background and professional experience of the candidates in the context of the current Board composition to ensure a diverse range of backgrounds, talent, skill and expertise, including gender and racial diversity. Relevant criteria considered by the committee include: business and financial expertise, technical expertise and familiarity with issues affecting aerospace and defense

General Dynamics 2016 Proxy Statement     5

Election of Directors

businesses. The committee also carefully considers any potential conflicts of interest. All nominees must possess good judgment, an inquiring and independent mind, and a reputation for the highest personal and professional ethics, integrity and values. Nominees must be willing to devote sufficient time and effort to carrying out their duties and responsibilities through attendance and engagement with the company, as well as a commitment to serving on the Board for an extended period of time.

For the nomination of director candidates for re-election, the committee considers the factors described above and each director’s attendance record at, and participation in, Board and committee meetings and participation in, and contributions to, Board and committee activities.

In considering Board nominees, the Nominating and Corporate Governance Committee considers each individual’s background and personal and professional experiences in addition to the general qualifications. Nominees are evaluated in the context of the Board as a whole, with a focus on achieving an appropriate mix of skills needed to lead the company at the Board level. The committee regularly assesses and communicates with the Board about the current and future skills and backgrounds that would ensure the Board maintains an appropriate mix. Such skills include those highlighted in the following table. Each nominee possesses additional skills and experience that are not highlighted among those listed below.

DIRECTOR SKILLS, KNOWLEDGE AND EXPERIENCE MATRIX
	Aerospace and Defense Industry	Corporate Governance and Public Company Board	Finance or Accounting	Government Relations and Regulatory	Global Business and Strategy	Operations and Manufacturing
Barra		✓	✓	✓	✓	✓
Chabraja	✓	✓	✓	✓	✓	✓
Crown		✓	✓		✓
deLeon	✓	✓		✓	✓
Fricks	✓	✓	✓	✓		✓
Keane	✓	✓		✓	✓
Lyles	✓	✓	✓	✓		✓
Malcolm		✓	✓		✓	✓
Mattis	✓			✓	✓
Novakovic	✓	✓	✓	✓	✓	✓
Osborn		✓	✓	✓	✓
Schumacher		✓	✓	✓	✓
Why is this important for General Dynamics?	Supports oversight of the company’s business performance and strategic development in our core industry	Ensures the background and knowledge necessary to provide effective oversight and governance	Enables in-depth analysis of our financial statements and understanding of our capital structure, financial transactions and financial reporting processes	Critical for an understanding of the complex regulatory and governmental environment involving our business	Important for oversight of a complex organization with operations worldwide	Necessary in overseeing a complex, global manufacturing company

6     General Dynamics 2016 Proxy Statement

Election of Directors

2016 Director Nominees. The following 12 nominees are standing for election to the Board of Directors at the Annual Meeting. All nominees are currently serving as directors. If any nominee withdraws or for any reason is unable to serve as a director, your proxy will be voted for any remaining nominees (except as otherwise indicated in your proxy) and any replacement nominee designated by the Nominating and Corporate Governance Committee of the Board of Directors.

MARY T. BARRA

•    Chairman of General Motors Company since January 2016 and Chief Executive Officer since January 2014; Executive Vice President, Global Product Development, Purchasing & Supply Chain, 2013 to 2014; Senior Vice President, Global Product Development, 2011 to 2013; Vice President, Global Human Resources, 2009 to 2011; Vice President, Global Manufacturing Engineering, 2008 to 2009

•    Ms. Barra currently serves as Chairman of the General Motors Company Board of Directors.

Key Attributes/Skills/Expertise: Ms. Barra’s current position with General Motors as chairman and chief executive officer, and her former positions as senior vice president, global product development; vice president, global human resources; and vice president, global manufacturing engineering, position her well to advise our businesses on a broad range of matters in the areas of engineering, manufacturing, research and development, and human resources. Her strong and diversified business background provides her with a deep understanding of the challenges and risks facing large public companies with complex global operations.

COMMITTEES: Compensation Finance and Benefit Plans DIRECTOR SINCE MARCH 2011 AGE: 54

NICHOLAS D. CHABRAJA

•    Chairman of General Dynamics, 1997 to 2010; Chief Executive Officer, 1997 to 2009; Vice Chairman, 1996 to 1997; Executive Vice President, 1994 to 1996

•    Mr. Chabraja currently serves as non-executive chairman of Tower International, Inc. He served as a director of Northern Trust Corporation within the past five years.

Key Attributes/Skills/Expertise: Mr. Chabraja’s 15 years of service as a senior executive officer and 12-year tenure as chairman and chief executive officer of our company make him an experienced and trusted advisor. He has in-depth knowledge of all aspects of General Dynamics and a deep understanding and appreciation of our customers, business operations and approach to risk management. His service at General Dynamics combined with his service on other public company boards provides him with a valuable perspective on finance, governance and management matters that face large public companies.

COMMITTEES: Finance and Benefit Plans DIRECTOR SINCE MARCH 1994 AGE: 73

General Dynamics 2016 Proxy Statement     7

Election of Directors

JAMES S. CROWN

•    Lead Director since May 2010

•    President of Henry Crown and Company since 2002; Vice President of Henry Crown and Company, 1985 to 2002

•    Mr. Crown currently serves as a director of J.P. Morgan Chase & Co. He served as a director of Sara Lee Corporation within the past five years.

Key Attributes/Skills/Expertise: As the longest-serving member of our Board and a significant shareholder, Mr. Crown has an abundance of knowledge regarding General Dynamics and our history. As president of Henry Crown and Company, a private investment firm with diversified interests, Mr. Crown has broad experience in business management and capital deployment strategies. His many years of service as a director of our company and two other large public companies provide him with a deep understanding of the roles and responsibilities of a board of a public company.

LEAD DIRECTOR COMMITTEES: Audit Compensation Nominating and Corporate Governance DIRECTOR SINCE MAY 1987 AGE: 62

RUDY F. DELEON

•    Senior Fellow with the Center for American Progress since 2007

•    Senior Vice President of The Boeing Company, 2001 to 2006

•    Deputy Secretary of Defense, 2000 to 2001

•    Undersecretary of Defense for Personnel and Readiness, 1997 to 2000

•    Undersecretary of the U.S. Air Force, 1994 to 1997

Key Attributes/Skills/Expertise: Mr. deLeon’s experience as the second-highest ranking civilian official in the U.S. Department of Defense and as a foreign policy and military advisor give him a keen understanding of the complexities of the U.S. military and the defense industry. His experience in government, combined with his leadership at The Boeing Company as a senior vice president leading all U.S. federal, state and local government liaison operations, provide him with a deep understanding of the aerospace and defense industry, enabling him to serve General Dynamics with valuable perspectives on the business.

COMMITTEES: Compensation Finance and Benefit Plans DIRECTOR SINCE SEPTEMBER 2014 AGE: 63

8     General Dynamics 2016 Proxy Statement

Election of Directors

WILLIAM P. FRICKS

•    Chairman and Chief Executive Officer of Newport News Shipbuilding Inc., 1997 to 2001; Chief Executive Officer and President of Newport News Shipbuilding Inc., 1995 to 1996

Key Attributes/Skills/Expertise: Mr. Fricks’ senior executive positions at Newport News Shipbuilding Inc., including chairman and chief executive officer, president and chief executive officer, vice president-finance, controller and treasurer, give him critical knowledge of the management, financial, operational and risk management requirements of a large company and a keen understanding of our key customers. In these positions, Mr. Fricks gained extensive experience in dealing with accounting principles and financial reporting, evaluating financial results and the financial reporting process of a large company. Based on this experience, the Board has determined that Mr. Fricks is an Audit Committee Financial Expert.

COMMITTEES: Audit Compensation DIRECTOR SINCE MAY 2003 AGE: 71

JOHN M. KEANE

•    Retired General, U.S. Army; Vice Chief of Staff of the Army, 1999 to 2003

•    President of GSI, LLC (consulting) since 2004

•    Senior Partner of SCP Partners (private equity), 2009 to 2012

•    Managing Director of Keane Advisors, LLC (private equity), 2005 to 2009

•    Chairman of the Institute for the Study of War

•    Mr. Keane served as a director of MetLife, Inc. within the past five years. He also served as a director of Cyalume Technologies Holdings, Inc., and M&F Worldwide Corp., each a former public company, within the past five years.

Key Attributes/Skills/Expertise: Prior to retiring from the U.S. Army at the rank of General, Mr. Keane served as Vice Chief of Staff of the Army. As a senior officer, Mr. Keane managed significant operating budgets and addressed complex operational and strategic issues. Mr. Keane’s astute appreciation for the complexities of the U.S. military and the defense industry, combined with his demonstrated leadership and strategic skills, make him a valuable advisor to our aerospace and defense businesses. Mr. Keane has gained a strong understanding of public company governance and operations through his service on three public company boards.

COMMITTEES: Finance and Benefit Plans Nominating and Corporate Governance DIRECTOR SINCE FEBRUARY 2004 AGE: 73

General Dynamics 2016 Proxy Statement     9

Election of Directors

LESTER L. LYLES

•    Retired General, U.S. Air Force; Commander, Air Force Materiel Command, 2000 to 2003; Vice Chief of Staff of the Air Force, 1999 to 2000

•    Chairman of the Board of United States Automobile Association since November 2012 and Vice Chairman, 2008 to 2012

•    Mr. Lyles currently serves as a director of KBR, Inc. He served as a director of DPL, Inc. and Precision Castparts Corp., each a former public company, within the past five years.

Key Attributes/Skills/Expertise: Prior to retiring from the U.S. Air Force at the rank of General, Mr. Lyles served as Commander of the Air Force Materiel Command and Vice Chief of Staff of the U.S. Air Force. In these positions, Mr. Lyles managed significant operating budgets and addressed complex operational issues. The broad knowledge of the U.S. military and the defense industry he attained through these experiences, combined with his engineering and aerospace educational background, enable Mr. Lyles to provide critical strategic and business advice to our aerospace and defense businesses. In addition, Mr. Lyles has gained a thorough understanding of challenges that face public companies through his service on public company boards.

COMMITTEES: Audit Nominating and Corporate Governance DIRECTOR SINCE DECEMBER 2003 AGE: 69

MARK M. MALCOLM

•    President and Chief Executive Officer of Tower International, Inc. since August 2007

•    Senior Advisor, Cerberus Capital Management, 2006 to 2007

•    Executive Vice President and Controller of Ford Motor Credit, 2004 to 2005; Director of Finance and Strategy, Global Purchasing, of Ford Motor Company, 2002 to 2004

•    Mr. Malcolm currently serves as a director of Tower International, Inc.

Key Attributes/Skills/Expertise: Mr. Malcolm’s senior executive positions at Tower International and Ford provide him with critical knowledge of the management, financial and operational requirements of a large company. In these positions, Mr. Malcolm has gained extensive experience in dealing with accounting principles and financial reporting, evaluating financial results and the financial reporting process of a public company. Mr. Malcolm brings to the Board a broad knowledge of the complex business issues facing a public company in areas such as risk management, global supply chain management and corporate governance. Based on his experience, the Board has determined that Mr. Malcolm is an Audit Committee Financial Expert.

Nominated to the Board in August 2015, Mr. Malcolm was initially identified by a non-management director and was recommended as a director nominee by the Nominating and Corporate Governance Committee.

COMMITTEES: Audit DIRECTOR SINCE AUGUST 2015 AGE: 62

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Election of Directors

JAMES N. MATTIS

•     Retired General, U.S. Marine Corps. Commander, United States Central Command, 2010 to 2013; Commander, U.S. Joint Forces Command, 2007 to 2010; NATO Supreme Allied Commander Transformation, 2007 to 2009

Key Attributes/Skills/Expertise: Mr. Mattis had a distinguished career in the U.S. Marine Corps before retiring in 2013. He served as Commander, U.S. Central Command and Commander U.S. Joint Forces as well as NATO Supreme Allied Commander Transformation. Mr. Mattis’ unique perspective and experiences with U.S. and foreign military strategy and operations, including NATO operations, provides him with valuable insight into international and government affairs and the global defense industry. Mr. Mattis’ demonstrated leadership and strategic skills make him well-equipped to advise on strategic opportunities and risks associated with our aerospace and defense businesses.

COMMITTEES: Finance and Benefit Plans Nominating and Corporate Governance DIRECTOR SINCE AUGUST 2013 AGE: 65

PHEBE N. NOVAKOVIC

•     Chairman and Chief Executive Officer of General Dynamics since January 2013; President and Chief Operating Officer, May 2012 through December 2012; Executive Vice President, Marine Systems, May 2010 to May 2012; Senior Vice President, Planning and Development, 2005 to May 2010; Vice President, Strategic Planning, 2002 to 2005

•     Ms. Novakovic currently serves as a director of Abbott Laboratories.

Key Attributes/Skills/Expertise: Ms. Novakovic’s service as a senior officer of General Dynamics since 2002 makes her a valuable and trusted advisor. Through her roles as chairman and chief executive officer, president and chief operating officer, and executive vice president, Marine Systems, she has developed a deep understanding of the company’s business operations, growth opportunities, risks and challenges. As senior vice president, planning and development, she gained a strong understanding of our core customers and the global marketplace in which we operate. Ms. Novakovic’s current service as a public company director provides her with a valuable perspective on corporate governance matters and the roles and responsibilities of a public company board.

COMMITTEES: None DIRECTOR SINCE MAY 2012 AGE: 58

General Dynamics 2016 Proxy Statement     11

Election of Directors

WILLIAM A. OSBORN

•    Chairman of Northern Trust Corporation, 1995 to 2009; Chief Executive Officer of Northern Trust Corporation, 1995 through 2007 and President of Northern Trust Corporation and The Northern Trust Company , 2003 to 2006

•    Mr. Osborn currently serves as a director of Abbott Laboratories and Caterpillar, Inc.

Key Attributes/Skills/Expertise: Mr. Osborn’s prior service as a senior executive of Northern Trust Corporation, including as chairman and chief executive officer, and president and chief operating officer, provides him with extensive knowledge of the complex financial, operational and governance issues of a large public company. He brings to our Board a well-developed awareness of financial strategy, asset management and risk management and a strong understanding of public company governance. The Board has determined that Mr. Osborn’s extensive experience with accounting principles, financial reporting and evaluation of financial results qualifies him as an Audit Committee Financial Expert.

COMMITTEES: Audit Compensation Finance and Benefit Plans DIRECTOR SINCE DECEMBER 2009 AGE: 68

LAURA J. SCHUMACHER

•    Executive Vice President, External Affairs and General Counsel of Abbvie Inc. since January 2013

•    Executive Vice President, General Counsel and Secretary of Abbott Laboratories, 2007 to 2012

Key Attributes/Skills/Expertise: Ms. Schumacher’s positions as chief legal officer of two large public companies provide her with extensive experience with respect to risk management and a deep knowledge of the types of legal and regulatory risks facing public companies. Her experience as a senior executive in the healthcare industry has provided her with a keen awareness of strategic considerations and challenges associated with a complex, highly-regulated industry. Additionally, through her key role in the strategic consideration and execution of the separation of Abbvie from Abbott Laboratories, Ms. Schumacher brings an important understanding of and insight into corporate governance matters and complex corporate transactions.

COMMITTEES: Compensation Nominating and Corporate Governance DIRECTOR SINCE FEBRUARY 2014 AGE: 52

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES LISTED ABOVE.

12     General Dynamics 2016 Proxy Statement

Election of Directors

Director Retirement Policy. Under the company’s Bylaws, no director shall stand for election beyond the age of 75. Additionally, the Bylaws provide that under circumstances of significant benefit to the company, an individual over the age of 72 years may stand for election as director only with the approval of the Nominating and Corporate Governance Committee and a two-thirds vote of the directors then in office. In February 2016, the committee recommended and the Board unanimously requested that Mr. Chabraja and Mr. Keane each stand for re-election. The Board took this action in recognition of the continued valuable counsel and insight that each of these directors provides to the Board with respect to extensive industry knowledge and public company and corporate governance experience.

Nominees to the Board Submitted by Shareholders. The committee will consider director nominees recommended by shareholders in the same manner as it considers and evaluates potential directors identified by the company. Additionally, in 2015 we amended our bylaws to permit a shareholder or a group of up to 20 shareholders who have owned 3 percent or more of our outstanding shares of capital stock continuously for 3 years to submit director nominees for inclusion in our proxy statement if the shareholder(s) and the nominee(s) satisfy the requirements specified in our bylaws (a process known as proxy access). The requirements for director nominations, including requirements for proxy access, can be found in Article II, Section 10 of our Amended and Restated Bylaws available on our website at www.gd.com/CorporateGovernance, or in print upon request.

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GOVERNANCE OF THE COMPANY

OUR COMMITMENT TO STRONG CORPORATE GOVERNANCE

The General Dynamics Board of Directors believes that a commitment to good corporate governance enhances shareholder value. To that end, General Dynamics is committed to employing strong corporate governance practices to promote a culture of ethics and integrity that defines how we do business. At the core, we are in business to earn a fair return for our shareholders.

On the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted the General Dynamics Corporate Governance Guidelines to provide a framework for effective governance of the Board and the company. The guidelines establish policies and practices with respect to Board operations and responsibilities, including board structure and composition, director independence, executive and director compensation, succession planning and the receipt of concerns and complaints by the Board. The Board regularly reviews these guidelines and updates them periodically in response to changing regulatory requirements, feedback from shareholders on governance matters and evolving best practices in corporate governance.

The Board believes that its commitment to good governance is demonstrated by key corporate governance practices, including:

•	a majority voting standard for the election of directors coupled with a director resignation policy;

•	an independent Lead Director;

•	a market-leading executive stock ownership policy;

•	a policy prohibiting hedging and pledging by directors and officers;

•	an executive compensation recoupment (clawback) policy;

•	disclosure of corporate political contributions and trade association dues on our website;

•	shareholders’ right to call a special meeting; and

•	shareholders’ ability to nominate director candidates and have those nominees included in the company’s proxy statement.

These and other practices are highlighted on page 3.

OUR CULTURE OF ETHICS

As part of our commitment to strong corporate governance practices, we maintain an active and robust ethics program. Our ethics program is rooted in our ethos – our distinguishing moral nature. Our ethos is defined by five values:

THE GENERAL DYNAMICS ETHOS
Honesty	We tell the truth to ourselves and to others. Honesty breeds transparency.
Trust	We trust each other to do the right thing.
Humanity	We are compassionate and empathetic. We respect the dignity, rights and autonomy of others.
Alignment	We are united in our commitment to our values.
Value Creation	We create value by doing the right thing for our shareholders, our customers, our employees and our communities.

As a community of people dedicated to our ethos, we stand against those who betray others, trod upon others’ rights or disrespect the rule of law. Each of us has an obligation to behave according to our values. In that way, we can ensure that we continue to be good stewards of the investments in us by our shareholders, customers, employees and communities, now and in the future.

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We have a Standards of Business Ethics and Conduct Handbook that applies to all employees. This handbook, known as the Blue Book, has been updated and improved as we have grown and changed over the years. Our ethics program also includes periodic training on ethics and compliance topics for all employees and a 24-hour ethics helpline, which employees can access via telephone or online to communicate any business-related ethics concerns.

We also have adopted ethics codes specifically applicable to our Board of Directors and our financial professionals. The Code of Conduct for Members of the Board of Directors embodies our Board’s commitment to manage our business in accordance with the highest standards of ethical conduct. The Code of Ethics for Financial Professionals, which supplements the Blue Book, applies to our Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar financial functions.

Any amendments to or waivers from the Standards of Business Ethics and Conduct, Code of Ethics for Financial Professionals or Code of Conduct for Members of the Board of Directors on behalf of any of our executive officers, financial professionals or directors will be disclosed on our website. The current Standards of Business Ethics and Conduct are available on our website at www.gd.com/Responsibility.

BOARD LEADERSHIP STRUCTURE

Our Board comprises independent, accomplished and experienced directors who provide advice and oversight to further the interests of our company and our shareholders. Our Board believes that its organizational structure provides a framework for it to provide independent leadership and engagement while ensuring appropriate insight into the operations and strategic issues of the company.

Chairman – Strong and Effective Leadership. Our Board elects a Chairman from among the directors and determines whether to separate or combine the roles of Chairman and Chief Executive Officer based on what it believes best serves the needs of the company and its shareholders at any particular time. The Board believes that Ms. Novakovic’s deep understanding of the company’s business, day-to-day operations, growth opportunities, challenges and risk management practices gained through several leadership positions enable her to provide strong and effective leadership to the Board and to ensure that the Board is informed of important issues facing the company. The Board also believes that having a combined role promotes a cohesive, strong and consistent vision and strategy for the company.

Independent Lead Director – Additional Independent Oversight. The Board has created the position of a Lead Director, elected annually by the Board from among the independent directors. Mr. Crown currently serves as Lead Director. The Board believes the Lead Director position provides additional independent oversight of senior management and board matters. The selection of a Lead Director facilitates communication among the directors or between any of them and the chairman. Directors frequently communicate among themselves and directly with the chairman. The Lead Director’s authority and responsibilities are as follows:

(1)	acts as chair at Board meetings when the chairman is not present, including meetings of the non-management directors;

(2)	has the authority to call meetings of the non-management directors;

(3)	coordinates activities of the non-management directors and serves as a liaison between the chairman and the non-management directors;

(4)	works with the chairman to develop and agree to meeting schedules and agendas, and agree to the nature of the information that will be provided to directors in advance of meetings;

(5)	is available for consultation and communication with significant shareholders, when appropriate; and

(6)	performs such other duties as the Board may determine from time to time.

DIRECTOR INDEPENDENCE

Independence Standards. Our Board of Directors assesses the independence of our directors and examines the nature and extent of any relationships between General Dynamics and our directors, their families and their affiliates. Our Board has established an objective that at least two-thirds of the directors be independent directors. For a director to be considered independent, the Board

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Governance of the Company

must determine that a director does not have any direct or indirect material relationship with General Dynamics. Our Board has established director independence guidelines (the Director Independence Guidelines) as part of the Corporate Governance Guidelines to assist in determining director independence in accordance with the rules of the New York Stock Exchange.

The Director Independence Guidelines provide that an independent director:

(1)	is not a current employee, nor has an immediate family member who is a current executive officer, of General Dynamics;

(2)	has not received, nor has an immediate family member who has received, during the immediately preceding fiscal year, more than $120,000 in direct compensation from General Dynamics, other than director and committee fees and pension or other forms of deferred compensation;

(3)	is not, nor has an immediate family member who is, currently employed as an executive officer of another company where any executive officer of General Dynamics currently serves on that company’s compensation committee;

(4)	is not a current partner of, or employee of, a present internal or external auditor of General Dynamics;

(5)	does not have an immediate family member who is a current partner of, or an employee assigned to work personally on General Dynamics’ audit by, a present internal or external auditor of General Dynamics;

(6)	except as otherwise provided in (7) below, is not a current executive officer or an employee, nor has an immediate family member who is a current executive officer, of a company that made payments to, or received payments from, General Dynamics for property or services in an amount that, in the immediately preceding fiscal year, exceeded the greater of $1 million or 2 percent of the consolidated gross revenues of that company; and

(7)	is not an executive officer of a charitable organization that, in the immediately preceding fiscal year, received contributions from General Dynamics in an amount that exceeded the greater of $1 million or 2 percent of the consolidated gross revenues of that organization.

Independence Determinations. In March 2016, the Board of Directors considered whether each nominee to the Board meets the definition of an “independent director” in accordance with the rules of the New York Stock Exchange and the Director Independence Guidelines. The Board determined that Ms. Barra, Ms. Schumacher and Messrs. Crown, deLeon, Fricks, Keane, Lyles, Malcolm, Mattis and Osborn each qualifies as an independent director. The Board also determined that Mr. Chabraja and Ms. Novakovic are not independent directors. To make these independence determinations, the Board reviewed all relationships between General Dynamics and the nominees and affirmatively determined that none of the nominees who qualifies as independent has a material business, financial or other type of relationship with General Dynamics, other than as a director or shareholder of the company. Specifically, the Board considered the relationships listed below and the related person transactions listed on page 22 of this Proxy Statement and found them to be immaterial. For each of the relationships that the Board considered for 2013, 2014 and 2015, the payments made or received by General Dynamics, and the charitable contributions made by General Dynamics, fell below the thresholds in our Director Independence Guidelines (the greater of $1 million or 2 percent of the consolidated gross revenues of the other company). Listed below are the relationships that existed in 2015 that were considered by the Board as part of their independence determinations.

•

Ms. Barra and Messrs. Crown, deLeon, Keane, Lyles, Mattis and Osborn serve as members of the boards of trustees or boards of directors of charitable and other non-profit organizations to which General Dynamics (i) has made payments for memberships, sponsorships, tradeshow exhibit space or tuition in the usual course of our business, (ii) made and received payments for products and services in the usual course of our business or (iii) made contributions as part of our annual giving program. The 2015 payments fell below the greater of $1 million or 2 percent of the consolidated gross revenues of the organizations. None of the 2015 charitable contributions to these organizations exceeded $100,000.

•	Mr. Mattis’ brother is an employee (and not an executive officer) of a subsidiary of General Dynamics. The compensation paid to Mr. Mattis’ brother in 2015 did not exceed $120,000.

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•

Messrs. Crown and Osborn serve as directors of companies, and Ms. Barra and Ms. Schumacher are executive officers of companies to which General Dynamics has sold products and services, or from which General Dynamics has purchased products and services, in the ordinary course of business. None of the directors had any material interest in, or received any compensation in connection with, these ordinary-course business relationships. Each of the payments made or received by General Dynamics fell below the greater of $1 million or 2 percent of the other company’s revenues.

BOARD MEETINGS, BUSINESS UNIT VISITS AND ATTENDANCE

During 2015, the Board of Directors held eight meetings. This included a three-day meeting in February to review our 2015 operating plan, including the operating plans of each of our business groups. In August 2015, the Board visited the Pittsfield, Massachusetts, facility of our General Dynamics Mission Systems business unit and met with that business unit’s management team. Each of our directors attended at least 88 percent of the meetings of the Board and committees on which they served in 2015, with eight of our current 12 directors attending 100 percent of the Board and committee meetings. We encourage directors to attend each annual meeting of shareholders, and in 2015 all of our directors attended the annual meeting.

EXECUTIVE SESSIONS OF THE BOARD

Our Board holds executive sessions of the non-management directors in conjunction with all regularly scheduled Board meetings. The non-management directors may also meet without management present at other times as requested by any non-management director. The independent Lead Director serves as chair at the executive sessions.

BOARD COMMITTEES

The Board of Directors has established the following four standing committees to assist in executing its duties: Audit, Compensation, Finance and Benefit Plans, and Nominating and Corporate Governance. The primary responsibilities of each of the committees are described below, together with the current membership and number of meetings held in 2015. Currently, three of the four Board committees are composed of independent, non-management directors, including those committees that are required by the rules of the New York Stock Exchange to be composed solely of independent directors. Each of the Board committees has a written charter. Copies of these charters are available on our website at www.gd.com/CorporateGovernance, or in print upon request.

Committee Members. Listed below are the members of each of the four standing committees as of March 3, 2016.

	Audit Committee	Compensation Committee	Finance and Benefit Plans Committee	Nominating and Corporate Governance Committee
Mary T. Barra
Nicholas D. Chabraja

James S. Crown
Rudy F. deLeon
William P. Fricks
John M. Keane
Lester L. Lyles
Mark Malcolm
James N. Mattis
William A. Osborn
Laura J. Schumacher

Lead Director	Chairperson	Member	Audit Committee Financial Expert

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Committee Responsibilities. Following are descriptions of the primary areas of responsibility for each of the four committees.

Audit Committee	Number of Meetings in 2015: 9

•	Provides oversight for accounting, financial reporting, internal control, auditing and regulatory compliance activities

•	Selects and oversees the independent auditor

•	Approves audit and non-audit services provided by the independent auditor

•	Reviews the scope of the audit to be conducted by the independent auditor

•	Reviews our audited consolidated financial statements with management and the independent auditor

•	Evaluates the performance, responsibilities, budget and staffing of the internal audit function

•	Evaluates the scope of the internal audit plan

•

Monitors management’s implementation of the policies, practices and programs of the company in several areas, including business ethics and conduct, employee safety and health standards, and environmental matters

Finance and Benefit Plans Committee	Number of Meetings in 2015: 3

•	Oversees the management of the company’s finance policies to ensure the policies are in keeping with the company’s overall business objectives

•

With respect to employee benefit plans that name the company or one of its subsidiaries as the investment fiduciary (and for which the company or one of its subsidiaries has not appointed the management investment committee as investment fiduciary):

–	provides strategic oversight of the management of the assets

–	reviews and approves investment policy recommendations made by management

–	reviews and approves the retention of third parties for administration and management services related to trust assets

Nominating and Corporate Governance Committee	Number of Meetings in 2015: 4

•	Evaluates Board and management effectiveness

•	Advises the Board on the appropriate size, composition, structure and operations of the Board and its committees

•	Reviews and recommends to the Board committee assignments for directors

•	Advises the Board on corporate governance matters and monitors developments, trends and best practices in corporate governance

•	Recommends to the Board corporate governance guidelines that comply with legal and regulatory requirements

•	Identifies qualified individuals to serve as directors and recommends director nominees

Compensation Committee	Number of Meetings in 2015: 4

•	Evaluates the performance of the chief executive officer and other officers and reviews and approves their compensation

•	Recommends to the Board the level and form of compensation and benefits for directors

•	Reviews and approves incentive compensation and equity-based compensation plans

•	Reviews and monitors succession plans for the chief executive officer and other officers

•	Has authority to retain and terminate external advisors in connection with the discharge of its duties

•	Has sole authority to approve compensation consultant fees (to be funded by the company) and the terms of the consultant’s retention

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Pursuant to its charter, the Compensation Committee has engaged PricewaterhouseCoopers LLP (PwC) as a compensation consultant to provide advice on executive compensation matters. In early 2015, the Committee, after reviewing the factors influencing independence (as specified by the New York Stock Exchange listing standards) including the fees paid by the company to PwC for other services, engaged PwC for compensation consulting services. PwC is also available to provide advice to the chairman of the Committee or the Committee as a whole on executive compensation matters on an as-needed basis. PwC attends Committee meetings upon the request of the Committee’s chair and may also provide observations and insights to the Committee related to the amount or form of compensation for our executives.

During 2015, at the Committee’s request, PwC performed the following specific services:

•	Attended all Committee meetings

•	Provided a regulatory education session with the Committee

•	Provided information relating to executive compensation matters

•	Reviewed compensation-related disclosures in the company’s proxy statement

In 2015, the chair of the Committee approved fees of approximately $53,000 to PwC in its capacity as external advisor to the Committee. Management neither made, nor recommended, the decision to engage PwC. The PwC group providing compensation services to the Committee reports directly to the chair of the Committee and is not involved in providing any other services to the company. During 2015, the company retained PwC to provide services to the company unrelated to executive compensation, including tax and other business-related services. The aggregate fees paid for those services in 2015 were approximately $7.4 million. In February 2016, the Committee undertook an assessment of PwC’s services for the Committee and the company as well as other factors influencing independence (as specified by the New York Stock Exchange listing standards) and determined that no conflict of interest exists. The Committee further concluded that PwC is independent of management as a consultant and is duly qualified to assist the Committee.

RISK OVERSIGHT

General Dynamics has a comprehensive risk management program conducted by senior management and overseen by the Board of Directors. In particular, the Board oversees management’s identification and prioritization of risks. We believe that our risk management processes are well supported by the current board leadership structure.

How We Manage Risk. The following summarizes the key elements of the Board’s, senior management’s and external advisors’ roles in our risk management program.

•	The Board oversees risk management, focusing on the most significant risks facing the company, including strategic, operational, financial, legal and reputational risks.

•	Each Board committee is integral to risk management and reports specific risk-management matters as necessary to the full Board.

•	Senior management is responsible for day-to-day risk management and conducts a thorough assessment through internal management processes and controls.

•

The chief executive officer and senior management team provide to the Board a dedicated and comprehensive briefing of material risks at least twice per year, and the Board is briefed throughout the year as needed on specific risks facing the company.

•	External advisors provide independent advice on specific risks and review and comment on risk management processes and procedures as necessary.

The Role of the Board of Directors in Risk Management. The full Board reviews and approves annually a corporate policy addressing the delegation of authority and assignment of management responsibility to ensure that the responsibilities and authority delegated to senior management are appropriate from an operational and risk-management perspective. In addition, the Board assesses the company’s strategic and operational risks throughout the year, with particular focus on these risks at an annual three-day Board meeting in late January/early February. At this meeting, senior management reports on opportunities and risks in the

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Governance of the Company

markets in which the company conducts business. Additionally, each business unit president and each business group executive vice president presents the unit’s and group’s respective operating plan and strategic initiatives for the year, including notable business opportunities and risks. The Board reviews, adjusts where appropriate, and approves the business unit and business group goals and adopts our company operating plan for the year. These plans and related risks are monitored throughout the year as part of periodic financial and performance reports given to the Board by the chief financial officer and executive vice presidents of each business group. The Board also receives briefings from senior management concerning a variety of matters and related risks to the company, including defense budget and acquisition matters and specific customer or program developments.

In addition, each of the Board committees considers risk as it relates to its particular areas of responsibility.

•

Audit Committee.  The Audit Committee has responsibility for oversight of the company’s policies and practices concerning overall risk assessment and risk management. The committee reviews and takes appropriate action with respect to the company’s annual and quarterly financial statements, the internal audit program, the ethics program and internal controls over financial reporting. To facilitate these risk oversight responsibilities, the committee receives regular briefings from members of senior management on the internal audit plan; Sarbanes-Oxley 404 compliance; significant litigation and other legal matters; ethics program matters; and health, safety and environmental matters. The committee also holds regular executive sessions with internal audit and regular executive sessions with the partners of the KPMG LLP audit team.

•

Compensation Committee.  The Compensation Committee oversees our executive compensation program to ensure that the programs create incentives for strong operational performance and for the long-term benefit of the company and its shareholders without encouraging excessive risk-taking. The committee receives briefings from the chairman and chief executive officer and human resources senior management on compensation matters.

•

Finance and Benefit Plans Committee.  The Finance and Benefit Plans Committee oversees the management of the company’s finance policies and the assets of the company’s defined benefit plans for employees. The committee oversees market risk exposure with respect to its assets within the company’s defined benefit plans and related to the capital structure of the company, including borrowing, liquidity, allocation of capital and funding of benefit plans. To assess risks in these areas, the committee receives regular briefings from our senior management or external advisors on finance policies, pension plan liabilities and funding, and asset performance.

•

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee oversees risks related to the company’s governance structure and processes and risks arising from related person transactions. The committee receives briefings from the senior vice president, general counsel and secretary.

The Role of External Advisors in Risk Management.  The company’s external advisors support the risk management program in a number of ways. Specifically, external advisors support the program by: (1) auditing our financial statements, (2) reviewing and suggesting updates and improvements of our risk management processes and procedures, (3) assisting in the implementation of Board and senior management responsibilities regarding risk management, and (4) supporting and assisting with public disclosure regarding risk management and company risks.

Succession Planning and Risk Management.  The Board considers senior management succession planning a core part of the company’s risk management program. At least annually, the Board reviews with the chief executive officer succession planning for senior leadership positions, and the timing and development required to ensure continuity of leadership over the short- and long-terms, to manage risk in this area.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

Within six months of election to the Board, each new director receives an orientation that consists of a series of in-person briefings provided by corporate officers on our business operations; significant financial, accounting and risk-management matters; corporate governance; ethics; and key policies and practices. The new director receives briefings on the responsibilities, duties and activities of the committees on which the director will initially serve. The new director is also provided the opportunity to visit business units within each of the four business groups and receive briefings from the respective group executive vice president and members of the business unit management team.

In addition, to further support directors, the general counsel and chief financial officer periodically provide materials and briefing sessions on subjects that assist directors in fulfilling their duties. Annually, the Board holds a three-day meeting with our senior

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management to review and approve the operating plan of each of our business units and business groups and the company as a whole. Directors also visit our business units periodically. These visits allow the directors to interact with the business unit management teams and employees and gain a firsthand view of our operations.

BOARD AND COMMITTEE PERFORMANCE SELF-ASSESSMENTS

Each year, the directors undertake a self-assessment for the Board and each committee on which they serve that elicits feedback on the performance and effectiveness of the Board and its committees. As part of this self-assessment, the directors are asked to consider the Board’s role, relations with management, composition and meetings. Each committee is asked to consider its role and the responsibilities articulated in the committee charter, the composition of the committee and the committee meetings. The self-assessment responses and comments are compiled by the Corporate Secretary and presented to the Nominating and Corporate Governance Committee for initial review. The responses and comments are presented to each committee and the full Board.

COMMUNICATIONS WITH THE BOARD

Any shareholder or other interested party who has a concern or question about the conduct of General Dynamics may communicate directly with our non-management directors, the Chairman or the full Board. Communications may be confidential or anonymous. Communications should be submitted in writing to the chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The Corporate Secretary will receive and process all written communications and will refer all substantive communications to the chair of the Nominating and Corporate Governance Committee in accordance with guidelines approved by the independent members of the Board. The chair of the Nominating and Corporate Governance Committee will review and, if necessary, investigate and address all such communications and will report the status of these communications to the non-management directors as a group or the full Board on a quarterly basis.

Our employees and other interested parties may also communicate concerns or complaints about our accounting, internal control over financial reporting or auditing matters directly to the Audit Committee. Communications may be confidential or anonymous and can be submitted in writing or reported by telephone. Written communications should be submitted to the chair of the Audit Committee in care of our ethics officer at the address in the preceding paragraph or at the address in the Standards of Business Ethics and Conduct Handbook provided to all employees. Our employees can call a toll-free helpline number or access the helpline at a web address, each of which is provided to all employees. The ethics officer will review, investigate and address any concerns or complaints unless the Audit Committee instructs otherwise. The ethics officer will report the status of all concerns and complaints to the Audit Committee. The Audit Committee may also direct that matters be presented to the full Board and may direct special treatment of any concern or complaint addressed to it, including the retention of outside advisors or counsel.

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Governance of the Company

RELATED PERSON TRANSACTIONS POLICY

Our Board of Directors has adopted a written policy on the review and approval of related person transactions. Related persons covered by the policy are:

(1)	executive officers, directors and director nominees;
(2)	any person who is known to be a beneficial owner of more than 5 percent of our voting securities;
(3)	any immediate family member of any of the foregoing persons; or
(4)	any entity in which any of the foregoing persons has or will have a direct or indirect material interest.

A related person transaction is defined by this policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which: General Dynamics will be a participant; the amount involved exceeds $120,000; and any related person will have a direct or indirect material interest. The following interests and transactions are not subject to the policy:

(1)	director compensation that has been approved by the Board;
(2)	a transaction where the rates or charges are determined by competitive bid; or
(3)

a compensatory arrangement solely related to employment with General Dynamics (or a subsidiary) that has been approved by the Compensation Committee, or recommended by the Compensation Committee to the Board.

The Nominating and Corporate Governance Committee is responsible for reviewing, approving and, where applicable, ratifying related person transactions. If a member of the committee has an interest in a related person transaction, then he or she will not be part of the review process.

In considering the appropriate action to be taken regarding a related person transaction, the committee or the Board will consider the best interests of General Dynamics and whether the transaction is fair to the company, is on terms that would be obtainable in an arm’s-length transaction or is pursuant to a company discount program for which the related person is eligible, serves a compelling business reason and any other factors it deems relevant. As a condition to approving or ratifying any related person transaction, the committee or the Board may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing transactions.

The following transactions with a related person were determined to pose no actual conflict of interest and were reviewed and approved by the committee or the Board pursuant to our related person transactions policy:

•

Based upon Schedule 13G filings made with the SEC, BlackRock, Inc., a global provider of investment, advisory and risk management solutions, has reported beneficial ownership of more than 5 percent of our outstanding common stock. An affiliate of BlackRock provides investment management services for certain of our defined benefit plans. The agreements with BlackRock were negotiated in arm’s-length transactions and the ownership of General Dynamics stock plays no role in the business relationship between General Dynamics and BlackRock. In addition, we believe the agreements represent standard terms and conditions for investment management services. For providing the services, BlackRock received fees in 2015 totaling approximately $1.1 million. In accordance with the related person transactions policy, the Nominating and Corporate Governance Committee reviewed and approved the services for 2015 and approved the continuation of the services in 2016.

•

As part of its previously disclosed contracts for the purchase of four new mid-cabin aircraft from our subsidiary, Gulfstream Aerospace Corporation, and related spare parts purchases, Henry Crown and Company, an affiliated entity of Mr. Crown, made payments of approximately $24 million to the company in 2015. Additionally, Henry Crown and Company and an affiliate purchased aircraft charter services from our subsidiary, Jet Aviation, in the ordinary course of business and on arm’s-length terms. The amount of payments made to Jet Aviation in 2015 was approximately $173,000.

•

Dean Roualet, the brother of Mark Roualet, an executive officer of the company, is an employee of one of our subsidiaries. In 2015, D. Roualet received cash compensation of approximately $230,000, and benefits generally available to other employees with equivalent qualifications, experience and responsibilities.

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DIRECTOR COMPENSATION

We compensate each non-management director for service on the Board of Directors. The Compensation Committee reviews director compensation on an annual basis.

2015 Compensation.  Director compensation for 2015 included the following:

Annual Retainer	$70,000

Lead Director Additional Retainer	$25,000

Committee Chair Additional Annual Retainer	$10,000

Attendance Fees	$3,000 for each meeting of the Board of Directors; $2,000 for each meeting of any committee; and $3,000 per day for attending strategic or financial planning meetings sponsored by General Dynamics

Annual Equity Award	Approximately $142,000 on the date of award

Per Diem Fee for Non-Employee Directors Performing Specific Projects for the Company	$10,000

In early 2015, at the request of the committee, management reviewed director compensation at peer companies. In support of this review, management engaged Meridian Compensation Partners, LLC (Meridian), to conduct a director compensation survey. Meridian provided director compensation data for the peer group used to benchmark executive compensation that showed General Dynamics below the median for equity compensation. The Compensation Committee reviewed the survey data for the peer group and, based on this review, recommended a $20,000 increase in the annual equity award from $122,000 to $142,000. No other changes to director compensation were made. No changes in director compensation occurred in 2012, 2013 or 2014, other than the introduction of the per diem fee in 2012.

Non-management directors have the option of receiving all or part of their annual retainers in the form of Common Stock. The annual retainer, additional committee chair retainer (if any) and attendance fees paid to each director during 2015 are reflected in the Fees Earned or Paid in Cash column of the Director Compensation for Fiscal Year 2015 table, irrespective of whether a director took the annual retainer in shares of Common Stock. The annual equity award consists of restricted stock and stock options granted pursuant to our shareholder-approved equity compensation plan and on the same terms, limits and schedule as awards to other plan participants.

In light of the travel required by service on the Board, we also provide each director with accidental death and dismemberment insurance coverage. Payments by General Dynamics for director accidental death and dismemberment insurance premiums are reflected in the All Other Compensation column of the Director Compensation for Fiscal Year 2015 table.

2016 Compensation.  In early 2016, as part of its annual review of director compensation, the Compensation Committee requested that management update its director compensation analysis. Management engaged Aon Hewitt to provide survey data for the same peer group used for executive compensation and discussed in the “Compensation Discussion and Analysis” section on page 46.

The committee reviewed the survey data regarding director compensation provided by Aon Hewitt. This information showed that the directors’ pay program was approximate to the median of the peer group. Based on this review, the committee recommended no changes to director compensation.

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DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board of Directors believes that each director should develop a meaningful ownership position in General Dynamics. Therefore, the Board of Directors adopted stock ownership guidelines for non-management directors. Pursuant to these guidelines, each non-management director is expected to own at least 4,000 shares of our Common Stock within five years of election to the Board. Each of our directors who has served on the Board for five years or more currently holds more than 4,000 shares of our Common Stock. Management directors are subject to the ownership requirements discussed under “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

DIRECTOR COMPENSATION TABLE

The table below provides total compensation for the last completed fiscal year for each of General Dynamics’ non-management directors serving during the year. The number of shares of restricted stock and stock options awarded to the directors annually are the same for each director.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2015

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards (c)	All Other Compensation (d)	Total
Mary T. Barra	$127,000	$71,126	$70,804	$2,140	$271,070
Nicholas D. Chabraja	$512,000	$71,126	$70,804	$4,080	$658,010
James S. Crown	$169,000	$71,126	$70,804	$2,140	$313,070
Rudy F. deLeon	$145,000	$71,126	$70,804	$3,530	$290,460
William P. Fricks	$142,000	$71,126	$70,804	$4,080	$288,010
John M. Keane	$115,000	$71,126	$70,804	$4,080	$261,010
Lester L. Lyles	$127,000	$71,126	$70,804	$4,080	$273,010
Mark M. Malcolm (e)	$40,489	$29,583	$29,355	$867	$100,294
James N. Mattis	$120,000	$71,126	$70,804	$2,140	$264,070
William A. Osborn	$148,000	$71,126	$70,804	$4,080	$294,010
Laura J. Schumacher	$111,000	$71,126	$70,804	$2,140	$255,070
Robert Walmsley (f)	$59,391	$71,126	$70,804	$0	$201,321
(a)

Ms. Barra, Ms. Schumacher and Messrs. Fricks and Keane elected to receive 100 percent of their annual retainer in Common Stock. As a result, they each received 502 shares of Common Stock with a grant date fair value of $70,000. Mr. deLeon elected to receive 50 percent of his annual retainer in Common Stock and Mr. Lyles elected to receive 75 percent. As a result, Mr. deLeon received 250 shares of Common Stock with a grant date fair value of approximately $35,000 and Mr. Lyles received 377 shares of Common Stock with a grant date fair value of approximately $52,500.

(b)

The amounts reported in the Stock Awards column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2015, included in our Annual Report on Form 10-K filed with the SEC on February 8, 2016. Restricted stock awards outstanding as of December 31, 2015, for each director were as follows: 2,820 for Ms. Barra and Messrs. Chabraja, Crown, Fricks, Keane, Lyles and Osborn; 1,340 for Mr. Mattis; 1,060 for Ms. Schumacher; 520 for Mr. deLeon; 210 for Mr. Malcolm; and 2,515 for Mr. Walmsley.

(c)

The amounts reported in the Option Awards column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2015, included in our Annual Report on Form 10-K filed with the SEC on February 8, 2016. Option awards outstanding as of December 31, 2015, for each director were as follows: 23,730 for Ms. Barra; 23,660 for Messrs. Chabraja, Crown, Fricks, Keane and Lyles; 18,450 for Mr. Osborn; 9,470 for Mr. Mattis; 6,970 for Ms. Schumacher; 2,570 for Mr. deLeon; 1,210 for Mr. Malcolm; and 20,153 for Mr. Walmsley.

(d)	Amounts reflect payments by General Dynamics for accidental death and dismemberment (AD&D) insurance.
(e)	Mr. Malcolm joined the Board August 5, 2015.
(f)	Mr. Walmsley retired from the Board May 6, 2015.

24     General Dynamics 2016 Proxy Statement

SELECTION OF INDEPENDENT AUDITORS

(PROPOSAL 2)

The Audit Committee of the Board of Directors has the sole authority to retain the company’s independent auditors and is responsible for the compensation and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or related work. The Audit Committee has selected KPMG LLP (KPMG), an independent registered public accounting firm, as our independent auditors for 2016. KPMG has been retained as the company’s independent auditor since 2002. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent auditor firm. The members of the Audit Committee believe that the continued retention of KPMG to serve as the company’s independent auditor is in the best interests of the company and its shareholders.

Your Board of Directors is submitting this selection of KPMG as the independent auditors for 2016 to an advisory vote of the shareholders. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. Nevertheless, as a good corporate governance practice, your Board has determined to solicit the vote of the shareholders on an advisory basis in making this appointment.

If the shareholders do not vote on an advisory basis in favor of the selection of KPMG as our independent auditors, the Audit Committee will reconsider whether to engage KPMG and may ultimately determine to engage that firm or another audit firm without resubmitting the matter to shareholders. Even if the shareholders vote in favor of the selection of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year.

Audit and Non-Audit Fees. The following table shows aggregate fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements for the years 2015 and 2014, and fees billed for other services rendered by KPMG during those years.

	2015	2014
Audit Fees (a)	$17,900,000	$18,020,000
Audit-related Fees (b)	3,036,000	2,575,000
Tax Fees (c)	1,250,000	1,523,000
All Other Fees (d)	70,000	70,000
Total Fees	$22,256,000	$22,188,000

(a)

Audit fees are fees for professional services performed by KPMG for the audit of our consolidated annual financial statements (including the audit of internal control over financial reporting) and review of our consolidated quarterly financial statements. These fees also include fees for services that are normally provided in connection with statutory and regulatory filings.

(b)

Audit-related fees are fees for assurance and related services performed by KPMG that are reasonably related to the performance of the audit or review of our consolidated financial statements. These fees consist primarily of fees for professional services for benefit plan audits and evaluation of new accounting standards.

(c)

Tax fees are fees for professional services performed by KPMG for tax compliance, tax advice and tax planning. These fees consist primarily of fees for tax return preparation and review, tax compliance services for expatriates and advice regarding tax implications of certain transactions.

(d)	All other fees are primarily related to professional services performed by KPMG for information technology contract compliance, assessment and advisory services.

Auditor Independence. The Audit Committee has considered whether the services rendered by KPMG are compatible with maintaining KPMG’s independence. Representatives of KPMG are expected to attend the Annual Meeting, may make a statement if they desire to do so and will be available to respond to questions.

Policy on Pre-Approval. The company and the Audit Committee are committed to ensuring the independence of the external auditors, both in fact and in appearance. Therefore, in accordance with the applicable rules of the Securities and Exchange Commission, the Audit Committee has established policies and procedures for pre-approval of all audit and permitted non-audit services provided by the independent auditors. The Audit Committee determines annually whether to approve all audit and permitted non-audit services proposed to be performed by the independent auditors (including an estimate of fees). If other audit or permitted non-audit services not included in the pre-approved services are required during the year, such services, subject to a de minimis exception for non-audit services, must be approved in advance by the Audit Committee. The Audit Committee may delegate authority to grant pre-approvals to its chair or a subcommittee as it deems appropriate, subject to a reporting obligation to the Audit Committee. All audit and permitted non-audit services listed above were pre-approved.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

General Dynamics 2016 Proxy Statement     25

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended (Securities Act) or the Securities Exchange Act of 1934, as amended (Exchange Act), and shall not otherwise be deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report.

Five directors serve on the Audit Committee:

William P. Fricks (chair) James S. Crown Lester L. Lyles	Mark M. Malcolm William A. Osborn

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The Board has determined that Mr. Fricks, Mr. Malcolm and Mr. Osborn each qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission (SEC) in Item 407(d) of Regulation S-K. The Audit Committee is governed by a written charter approved by the Board. In accordance with that charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of General Dynamics. The Committee held nine meetings in 2015.

The Audit Committee has reviewed and discussed with management and the company’s independent auditors for 2015, KPMG LLP, an independent registered public accounting firm, the company’s audited consolidated financial statements as of December 31, 2015, and for the year ended on that date. Management is responsible for the company’s financial reporting process, including maintaining a system of internal controls, and for preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). KPMG is responsible for auditing those consolidated financial statements and for expressing an opinion on the conformity of the consolidated financial statements with GAAP. In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and KPMG, management’s report on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, including KPMG’s related report and attestation.

The Audit Committee has discussed with KPMG the matters required under applicable professional auditing standards and regulations adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received and reviewed the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence, including the compatibility of non-audit services with maintaining KPMG’s independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself as to the independence of KPMG.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the company’s Annual Report on Form 10-K as of and for the year ended December 31, 2015, for filing with the SEC.

This report is submitted by the Audit Committee.

William P. Fricks, chair James S. Crown Lester L. Lyles	Mark M. Malcolm William A. Osborn

February 6, 2016

26     General Dynamics 2016 Proxy Statement

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Proposal 3)

As required by Section 14A of the Exchange Act, we are seeking shareholder input on our executive compensation as disclosed in this Proxy Statement. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that emphasizes performance while providing the tools necessary to attract and retain the best talent.

As described in the Compensation Discussion and Analysis section beginning on the following page, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our shareholders.

For these reasons, the Board recommends shareholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory and is not binding on the Board. However, the Compensation Committee of the Board expects to take into account the outcome of the vote as it continues to consider the company’s executive compensation program.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

General Dynamics 2016 Proxy Statement     27

COMPENSATION DISCUSSION AND ANALYSIS

In the Compensation Discussion and Analysis, we describe the details of our named executive officer executive compensation program.

The section is organized as follows:

28     General Dynamics 2016 Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes the compensation of our Named Executive Officers (NEOs) for 2015 and includes the following individuals:

Name	Title
Phebe N. Novakovic	Chairman and Chief Executive Officer
Jason W. Aiken	Senior Vice President and Chief Financial Officer
John P. Casey	Executive Vice President, Marine Systems
Mark C. Roualet	Executive Vice President, Combat Systems
S. Daniel Johnson	Executive Vice President, Information Systems and Technology

Ms. Novakovic became Chairman and CEO on January 1, 2013. Prior to her appointment as Chairman and CEO, she served from May 2012 through December 2012 as President and Chief Operating Officer, and from May 2010 through May 2012 as Executive Vice President, Marine Systems. To the extent there are references to Ms. Novakovic’s compensation prior to 2013 in this CD&A, it includes compensation for service in her prior roles.

EXECUTIVE SUMMARY

BUSINESS OVERVIEW

General Dynamics is an aerospace and defense company that offers a broad portfolio of products and services in:

•	Business aviation,

•	Combat vehicles, weapons systems and munitions,

•	Communications and information technology systems and solutions; and

•	Shipbuilding.

We operate through four business groups, with each group led by an executive vice president:

GENERAL DYNAMICS
Aerospace	Combat Systems
Information Systems and Technology	Marine Systems

Our management team delivers shareholder returns through disciplined execution on backlog, efficient cash-flow conversion and prudent capital deployment. We manage costs, undertake continuous improvement initiatives, and collaborate across our businesses to achieve our goals of maximizing earnings and cash and creating value for our shareholders. Company-wide and business group performance measures are among the key metrics the Compensation Committee (the Committee) considers when making executive compensation decisions for the NEOs.

General Dynamics 2016 Proxy Statement     29

Compensation Discussion and Analysis

COMPANY PERFORMANCE HIGHLIGHTS

Shareholder Value.  Through Ms. Novakovic’s leadership, the company continued to focus on operational excellence in 2015. This discipline has resulted in operating earnings growth and margin expansion across both the aerospace and defense businesses. We also continue to deliver on our promise of a balanced capital allocation strategy, including raising the dividend for our shareholders, prudent share repurchase activity and long-term investment in our business. The operating improvements we achieved drove company performance despite a challenging environment, marked by lower defense spending and turbulent macroeconomic conditions. In 2015, concerns about the potential impact of these macroeconomic concerns on our Gulfstream business impacted our stock performance despite excellent operating results and continued strong order activity.

Financial Performance Summary.  The company continued to perform extremely well in 2015 with an ongoing focus on driving improvement in key areas. The following charts show key performance metrics over relevant periods. In addition to improved operating performance, Ms. Novakovic has driven strong total shareholder return since becoming CEO. During her time as CEO, the company’s stock price and market capitalization have nearly doubled. This solid stock performance combined with a history of increasing dividends and share buybacks demonstrate a focus on shareholder value, while improving earnings and return on invested capital results reveal good long-term prospects for the business. With a $66 billion order backlog and a focus on continued excellent execution, we are well positioned to continue driving shareholder value.

30     General Dynamics 2016 Proxy Statement

Compensation Discussion and Analysis

Four-Year Dividend Payment History*

Earnings from Continuing Operations	Operating Profit Margin

Return on Invested Capital**	Free Cash Flow from Operations**

* Dividends are paid quarterly.

** See the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2016 for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures. See discussion on page 33 for factors affecting free cash flow in 2015.

General Dynamics 2016 Proxy Statement     31

Compensation Discussion and Analysis

COMPONENTS OF COMPENSATION AND ALIGNMENT WITH COMPANY PERFORMANCE

We pay each NEO through three primary forms of executive compensation: base salary, an annual incentive and a long-term incentive. The annual and long-term incentives are variable depending on achieving specific performance objectives.

Structural Alignment of Pay with Performance.  We demonstrate our commitment to aligning compensation with company performance through the following key elements of the program:

•

Executive compensation is linked strongly to the financial and operational performance of the business. Over 90 percent of the CEO’s total compensation is at risk, while over 80 percent of the other NEOs’ compensation is at risk. A significant amount of the compensation at risk is delivered through equity: performance restricted stock units (PRSUs), restricted stock and stock options.

•

In order to emphasize a culture of ownership and strengthen management’s alignment with long-term shareholder interests, the Committee requires one of the strictest set of stock ownership guidelines in our industry for the NEOs. Our CEO is required to hold General Dynamics stock with a value equal to 15 times base salary. Other NEOs are required to hold 10 times base salary.

CEO Compensation Allocation for 2015*	Other NEO Compensation Allocation for 2015*

*Fixed compensation represents base salary, and variable compensation represents annual bonus and equity awards.

The following table summarizes the key components of each NEO’s compensation:

Key Components of Pay		Target	Performance Metrics Affecting the Ultimate Value
Base Salary	• Cash	Benchmarked to Peer Median	Fixed compensation to attract and retain NEOs
Annual Incentive	• Cash	Benchmarked to Peer Median	Earnings from Continuing Operations
Free Cash Flow from Operations
Business Group Performance
Long-Term Incentive	• PRSUs • Restricted Stock • Stock Options	Benchmarked to Peer Median; Indexed to Total Cash Compensation	Return on Invested Capital for PRSUs
Long-term stock price for restricted stock and stock options

Employing a Disciplined, Structured Approach to Compensation.  NEO compensation is based on clear, measureable goals related to company and business group performance. Ms. Novakovic implemented, and the Committee reviewed and approved, scorecards for each of the NEOs to ensure a heightened focus on structure and discipline around performance management and compensation. Details of each NEO’s scorecard are included beginning on page 46 of this CD&A. Annual bonuses and long-term incentive compensation levels are tied directly to measurable objectives. The Compensation Committee sets, and the Board approves, performance objectives that are designed to be challenging but achievable. The program has proven effective in recent years as PRSUs were forfeited completely when the company missed the ROIC target in 2012, and on several occasions NEOs have received below target payouts when not achieving all performance goals. Additionally, in periods of strong performance the program paid out in excess of target amounts.

32     General Dynamics 2016 Proxy Statement

Compensation Discussion and Analysis

Linking Pay Levels to the Market.  Each component of our NEO compensation is targeted to the 50th percentile of a core group of aerospace, defense and industrial companies with whom we compete for business and executive talent. To the extent compensation exceeds the median levels, it is directly attributable to shareholder value-enhancing performance that exceeds measurable, clearly defined performance goals. If the company and business groups exceed their performance goals, actual compensation will likely exceed the median. Conversely, total compensation can be substantially less than the median for performance that does not meet company or business group goals, and can include no annual bonus and lower equity awards.

2015 VARIABLE COMPENSATION DRIVERS AND OUTCOMES

Both annual and long-term incentives are based on measurable and objective performance metrics. The following summarizes company-wide performance targets against actual 2015 performance for certain key financial metrics. Detailed business group performance targets and achievements along with NEO scorecards are described in detail in The Compensation Process section of this CD&A.

Financial Performance Metrics	2015 Target	2015 Actual	2015 Achievement	2014 Actual

Earnings from Continuing Operations	$2.702 billion	$2.965 billion	Exceeded	$2.673 billion

Free Cash Flow from Operations	$1.1 billion	$1.930 billion	Exceeded	$3.2 billion

Return on Invested Capital*	14.1%*	17.4%	Exceeded	15.1%

* Represents a target three-year ROIC performance measure applicable to PRSUs. ROIC excludes accumulated other comprehensive income (AOCI) because changes in AOCI are not reflective of company performance or a result of management’s decision making regarding the business.

Setting Challenging Targets Based on Market Conditions.  Annual incentive compensation targets were set in early 2015 based on backlog, anticipated order activity, as well as expected market conditions. They were in line with guidance provided to the market by company management. Our operating metric targets were set based on our assessment of our backlog and the market conditions for our company.

The following explains each incentive metric:

•

Earnings from Continuing Operations.  The earnings target for 2015 was $2.702 billion, relative to a 2014 actual of $2.673 billion. Actual results for 2015 were $2.965 billion. The 2015 target, set early in 2015, was based on management’s assessment of backlog, expected order activity and market conditions which resulted in modest anticipated top line and earnings growth for the year. Management’s focus on operational efficiency and cost reduction initiatives resulted in stronger than forecasted earnings across our four business groups.

•

Free Cash Flow from Operations.  The free cash flow from operations target for 2015 was $1.1 billion, relative to a 2014 actual of $3.2 billion. The significant decline in expected free cash flow in 2015 relative to the free cash flow result in 2014 is due to the utilization of significant customer deposits received in 2013 and 2014 by our Marine Systems and Combat Systems groups, respectively, and inventory buildup on two new aircraft programs at our Gulfstream business unit. Actual results for 2015 were $1.930 billion. Continued focus on efficient cash conversion and operating working capital reduction initiatives across the company resulted in better than anticipated free cash flow.

•

Return on Invested Capital.  The three-year ROIC target applicable for PRSUs granted in 2015 is 14.1 percent. This three-year target represented the company’s expectation of average ROIC performance over the 2015 – 2017 performance period. Actual results for 2015, the first year of the three-year performance period, were 17.4 percent. The PRSUs granted in 2015 remain subject to ROIC performance for the second and third years of the performance period. The improved 2015 ROIC result was due to both better than anticipated operating performance, which resulted in stronger earnings, and significant capital deployment.

General Dynamics 2016 Proxy Statement     33

Compensation Discussion and Analysis

2015 SHAREHOLDER OUTREACH AND SAY ON PAY RESULT AND PROGRAM UPDATES

As part of our ongoing shareholder engagement program that began in 2013, we have engaged with holders of over 65 percent of our outstanding Common Stock to understand shareholder views on our executive compensation program. Following changes to our executive compensation program resulting in part from shareholder engagement, most of our shareholders have expressed very strong support for our program and the results it is driving. At our 2015 annual shareholder meeting, investors strongly supported our executive compensation program with nearly 90% of shares voted in favor of our Say on Pay proposal.

The Committee and company management continually seek to improve the executive compensation program and have made several enhancements to the program in recent years. With the support of management and the independent compensation consultant, each change was based on the Committee’s review of emerging corporate governance practices, feedback from shareholders, and an effort to more closely align executive compensation with company performance.

New in 2015.  The program updates described in the following table were approved by the Committee and were in place for compensation granted in 2015.

Executive Compensation Program Changes in 2015	Description/Rationale
PRSUs. Extending the performance period for the ROIC metric from one to three years; revised the potential payout range around the collar

•  In response to shareholder feedback about the performance period for PRSUs, we implemented a three-year performance period

•  Payout range compressed from 0 to 200 percent to 0 to 150 percent, while maintaining a +/-2.5 percent collar around the ROIC target

Stock Options. Lengthening the term of stock options from seven to 10 years, and vesting to three years

•  50 percent of the option award will vest after two years and 50 percent after three years, instead of the previous two-year vesting schedule

•  Provides longer-term connection between the compensation program and company stock performance by providing the opportunity for NEOs to hold options longer

•  This change will also help manage dilution and annual grant rate levels in connection with our long-term equity incentive

NEO Stock Ownership. Strengthened executive stock ownership requirements	• Removed unvested restricted stock from the holdings calculation to further enhance ownership levels

34     General Dynamics 2016 Proxy Statement

Compensation Discussion and Analysis

Update on Significant Changes Made in Recent Years.  The following program updates were made in 2014 and prior. We include them here to demonstrate the Committee’s commitment to continuous improvement of the executive compensation program and to ensure that shareholders remain up-to-date on the evolution of the program.

Recent Significant Program Changes	Description/Rationale
Introduced NEO performance scorecards	Provides more rigorous and disciplined approach to determining compensation relative to key performance metrics

Adopted clawback policy	Provides recourse for the company to recover compensation that was paid on inaccurately reported financial information

Adopted anti-pledging policy	Prohibits executives and directors from pledging company stock that is directly owned

Froze certain pension plan benefits, including for the NEOs, as of December 31, 2013	Management froze benefits for many businesses on December 31, 2013, after stopping the admission of new participants in 2007

General Dynamics 2016 Proxy Statement     35

Compensation Discussion and Analysis

STRONG, INDEPENDENT COMPENSATION GOVERNANCE AND PRACTICES

The executive compensation program is independently governed by the Committee with the support of company management and an independent compensation consultant. The following are characteristics of the program that demonstrate strong governance of the program:

Leading Compensation Governance Practices

✓	Each component of pay is targeted to the median of the peer group

✓

Long-term incentive grants are indexed to total cash compensation, tying grant levels to the financial and operating performance of the company used to determine annual incentives, with ultimate earned amounts based on our future, multi-year performance and shareholder value creation

✓	No merit pools for base salaries; they are strictly tied to the peer group median

✓	Thoughtfully structured peer group consisting of other aerospace and defense firms, with annual Committee review of the group

✓	Incentive compensation based on scorecards identifying clear, measurable goals with key financial and operational metrics that drive business performance

✓	Market-leading stock ownership requirements of 15 times base salary for the CEO and 10 times for the other NEOs

✓	No employment agreements with NEOs

✓	Directors and management engagement with shareholders

✓	100 percent independent Compensation Committee

✓	Independent compensation consultant reporting to the Compensation Committee

✓	Double-trigger change in control arrangements

✓	Clawback policy

✓	Anti-hedging policy

✓	Anti-pledging policy

36     General Dynamics 2016 Proxy Statement

Compensation Discussion and Analysis

EXECUTIVE COMPENSATION GOALS AND OBJECTIVES

The objective of the executive compensation program is to incentivize NEOs to achieve strong operational performance in the current year and to align the interests of each NEO with our shareholders. The majority of compensation is equity-based, vests over several years and is tied directly to long-term shareholder value creation. Our NEOs have stock ownership requirements of 10 or 15 times base salary, which strengthens their alignment with our shareholders.

The executive compensation program has been in place for more than 20 years and has been amended when appropriate. Ms. Novakovic and the Committee will continue to assess the program and alter it as necessary to ensure that it meets the company’s strategic business requirements and the needs of the company’s shareholders.

COMPONENTS OF EXECUTIVE COMPENSATION

Each NEO receives a mix of fixed and variable components of compensation. The following charts summarize the various forms of compensation and demonstrate that over 90 percent of the CEO’s compensation and over 80 percent of other NEO compensation is variable and tied to company performance.

CEO Compensation Mix	Other NEO Compensation Mix

General Dynamics 2016 Proxy Statement     37

Compensation Discussion and Analysis

VARIABLE AND PERFORMANCE-BASED COMPENSATION

Variable, Incentive Compensation

Annual Incentive
Annual Cash Bonus

Long-Term Incentive	Performance Restricted Stock Units (25%)

Restricted Stock (25%)

Stock Options (50%)

The Committee has carefully considered the value drivers of the company and each business group when structuring incentive compensation and has determined to use the following factors and metrics to set compensation for the reasons summarized in the table below. Some of the metrics for the business group executive vice presidents are different, as described below.

Component of Compensation		Setting Target Amounts	Factors Determining Value	Objectives

Annual Incentive	Annual cash bonus	Benchmarked to Peer Group Median	Earnings from Continuing Operations	Measures company’s ability to maximize profitability and drive shareholder value
			Free Cash Flow from Operations	Measures company’s ability to turn operating earnings into cash flow (operating efficiency)
			Business Area Performance	Measures specific performance against pre-determined goals that are unique to each business group

			Stock Price	Determines value of equity grants realized by executives; aligns executives with shareholders’ interests

Long-Term Incentive	PRSUs Restricted Stock Stock Options	Benchmarked to Peer Group Median; Indexed to Total Cash Compensation	Return on Invested Capital	Measures efficient use of capital over three-year performance period for PRSUs

			Indexed to Total Cash Compensation	Links long-term incentive grant size to key company financial metrics, such as earnings, free cash flow, ROIC, and business group performance

38     General Dynamics 2016 Proxy Statement

Compensation Discussion and Analysis

ANNUAL INCENTIVE COMPENSATION

NEOs are eligible for an annual cash bonus based on the company’s prior-year performance and, for NEOs other than the CEO and CFO, that of their business groups. The bonus, which is paid in cash, is designed to place at risk a significant portion of each NEO’s annual compensation. The bonus payout is based on performance against specific, measureable goals established at the beginning of the year and approved by the Committee. The goals are designed to be difficult but achievable through solid execution. The Committee believes the incentive metrics are good indicators of not only business group performance but of the company’s overall performance and lead to the creation of long-term value for our shareholders. If we achieve our goals at target, the annual bonus together with the base salary (or Total Cash Compensation (TCC)) for the NEOs is at the median of the TCC of the peer group. To the extent the TCC is above the peer group median, it is because the company and executives outperformed relevant goals. Conversely, where the relevant goals are not met, the TCC may be below the peer group median.

LONG-TERM INCENTIVE COMPENSATION

We base long-term incentive grants for each NEO on two factors:

•	Each NEO’s actual total cash compensation for the most recently completed performance year, and

•	The peer group median of long-term incentive awards (as a percent of TCC).

We award long-term incentive compensation in three forms of equity: performance restricted stock units (25% of award value), restricted stock (25% of award value) and stock options (50% of award value). Each of these forms of equity aligns the NEOs with the company’s shareholders and provides retention incentives through multi-year, performance-based vesting periods.

Indexing Total Cash Compensation to Set Long-Term Grant Amount.  To ensure that long-term incentive awards are reasonably in line with long-term awards at our peer group companies and reflect the financial performance of the company, we use a multiple of TCC to determine the amount of the equity grant. We base the multiple on survey data for the ratio of long-term incentives to cash compensation that our peer group companies award to their executives in similar positions. Unlike many other companies that determine long-term incentive target amounts as a multiple of base salaries, this approach reflects a direct link to the company’s financial and operational performance because a significant portion of TCC is based on company and business group performance measures and is therefore at risk.

By indexing long-term incentive awards to TCC, the awards are linked to company and business group performance, because TCC includes the 100 percent performance-linked annual bonus. This approach is in contrast to indexing the award solely to base salary, as some other companies do. For example, a year of strong performance will drive a higher annual bonus and TCC and, accordingly, a larger long-term incentive award. In years when performance is below target, both TCC and long-term incentive awards are reduced. This structure effectively delivers long-term incentives near the 50th percentile of the peer group when the company and executives achieve target performance goals. Awards can be significantly lower than the median if performance goals are not achieved and above the median for overachievement.

Long-Term Incentive Allocation

General Dynamics 2016 Proxy Statement     39

Compensation Discussion and Analysis

Performance Restricted Stock Units

Performance Restricted Stock Units (PRSUs) are a form of equity compensation tied to the achievement of specific performance goals and linked to the long-term performance of the company. This element of executive compensation closely connects executives to the company’s financial and stock performance over the long term. PRSUs at General Dynamics are structured as follows:

PRSU Award = Total LTI Grant x 25%

Performance restricted unit grant sizes are calculated by multiplying the overall target LTI economic value determined as noted above by the weighting assigned to the PRSU component (25 percent) and dividing the result by the value of a single share of General Dynamics.

For PRSU grants made since 2015:

•	PRSUs consist of 25 percent of the dollar amount of the LTI grant each year.

•	PRSUs are subject to a three-year performance period, and will release at the end of this period.

•

The Compensation Committee, with input from shareholders, approved a program for 2015 in which the performance metric continues to be Return on Invested Capital (ROIC). The Committee and management believe that ROIC is a critical metric of the business’s performance that has yielded results over the past three years.

Target Setting:

•	The three-year ROIC target is set on the date of grant each year.

•	The Committee does not have discretion to reset the target during the three-year performance cycle.

•	The three-year performance target is set to be challenging, yet achievable.

•

The three-year target ROIC for the 2015-2017 performance period was set higher than the target for 2014. In setting the target, the Committee considered historic company and peer ROIC levels, the company’s multi-year operating plan, and expected business and market conditions affecting the company over the next three years.

Plan Operation:

•

After the three-year performance period, the number of PRSUs will be adjusted upward or downward subject to a +/-2.5 percent collar adjustment around the ROIC target to reflect rigorous alignment with company performance. The adjustment provides for the following payouts:

ROIC Performance	PRSU Payout After 3 Years from Grant Date
2.5% or more above target	150% of target PRSUs
At target	100% of target PRSUs
2.5% below target	50% of target PRSUs
More than 2.5% below target	0% of target PRSUs

•	The ROIC calculation for purposes of PRSU performance does not include the following three items:

–	Accumulated Other Comprehensive Income (AOCI), because changes in AOCI are not reflective of company performance, and include such factors as pension changes not controllable by management;

–	Goodwill write-offs in the year of the event, because goodwill is not amortized, and a write-off is not necessarily an indication of negative performance or an ineffective acquisition;

–

Non-economic accounting changes, as these changes do not have an economic impact to shareholder value. A new, pending revenue recognition standard is an example of a non-economic accounting change that would not be reflected in the ROIC calculation.

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Compensation Discussion and Analysis

For PRSU grants prior to 2015:

•	PRSUs consist of 25 percent of the dollar amount of the LTI grant each year.

•

After one year, the number of PRSUs were subject to adjustment adjusted upward by as much as two times, or down to zero depending on the company’s achievement of return on ROIC against a rigorous, pre-determined ROIC goal.

•	If the number of PRSUs was above zero after the initial performance period, the PRSUs were subject to an additional three-year holding period, resulting in a total holding period of four years.

PRSU Results Demonstrate Rigorous Goal Setting by the Committee.  The Committee approves challenging PRSU performance targets based on ROIC. In 2012, the NEOs forfeited all of their PRSU awards, because the company did not achieve the target ROIC metric. In 2013 and 2014, NEOs received 136 percent and 192 percent of target PRSUs, respectively. 2015 PRSUs have a three-year performance period and will pay out based on performance through 2017.

Restricted Stock

A grant of restricted stock is an award of shares of common stock that vests approximately four years from the grant date. Restricted stock awards are designed to attract and retain executives by providing them with some of the benefits associated with stock ownership during the restriction period, while incentivizing them to remain with General Dynamics. The Committee has determined that the use of cliff vesting (the entire grant vests at once as opposed to ratably over time) on our restricted stock ensures that executives are focused on long-term value creation while supporting the company’s need to attract and retain executives during all market conditions.

Restricted Stock Award = Total LTI Grant x 25%

Restricted stock grant sizes are calculated by multiplying the overall target LTI economic value determined as noted above by the weighting assigned to the restricted stock component (25 percent) and dividing the result by the value of a single share of General Dynamics. During the restriction period, executives may not sell, transfer, pledge, assign, or otherwise convey their restricted shares. Executives are eligible, however, to vote their shares and receive dividend payments and other distributions on our Common Stock when declared by the Board of Directors. Restricted stock awards are service-based, meaning that executives who voluntarily resign or are terminated for cause prior to the end of the holding period forfeit their restricted stock unless otherwise determined by the Committee.

Stock Options

The Committee grants stock options to align executive interests with shareholder interests for many years into the future. They serve as both a retention tool and a value driver. Stock options give our NEOs the right to buy a share of our Common Stock in the future at a predetermined exercise price, which is established as the average of the high and low sales price of our Common Stock on the date of award. In 2015, the exercise price for granted options was $136.78 for each stock option.

Stock Options Award = Total LTI Grant x 50%

Stock option grant sizes are calculated by multiplying the overall target LTI economic value determined as noted above by the weighting assigned to the stock options component (50 percent) and dividing the result by the value of a single option, determined under the Black-Scholes methodology applying the same assumptions used for recognizing option expense in our audited financial statements. These assumptions are set out in Note O to our financial statements contained in our Annual Report. The Black-Scholes formula is based on a set of key variables and assumptions and is an accepted model for valuing stock options under Financial Accounting Standards Board ASC Topic 718.

For stock option grants made since 2015:

•

Stock options vest after three years, with 50 percent of the grant exercisable after two years and 50 percent exercisable after three years. Our outstanding options granted since 2015 expire 10 years after the grant date.

General Dynamics 2016 Proxy Statement     41

Compensation Discussion and Analysis

For stock option grants prior to 2015:

•	Stock options vest after two years, with 50 percent of the grant exercisable after one year and the remainder exercisable after two years.

•	Options granted between 2011 and 2014 expire seven years after the grant date.

As with restricted stock and PRSU awards, NEOs who voluntarily resign or are terminated for cause immediately forfeit all options that have not vested unless otherwise determined by the Committee. Our equity compensation plan prohibits the repricing of stock options without the approval of shareholders.

FIXED COMPENSATION AND BENEFITS

Base Salary

We pay executives an annual salary in cash that is benchmarked to the median (50th percentile) for salaries of executives in comparable positions at our peer group companies based on survey data. Salaries are reviewed annually, and increases, when they occur, are driven by changes in the market. We believe that organizations that perform well over the long term, like General Dynamics, make an effort to pay salaries at or near the market median and create opportunities for executives to earn above median compensation through annual and long-term incentives that are awarded based on performance relative to challenging and clear performance goals. The goal of our base salary is to provide a competitive, fixed rate of cash compensation. It is important to note that there is no annual merit pool for NEO base salaries at General Dynamics. Rather, base salaries are strictly benchmarked to the median of the peer group and could be fixed for several years if peer businesses do not grow or if market competitive levels stagnate or contract.

Benefits

General Dynamics-provided benefits are an important tool used to attract and retain outstanding executives. Benefit levels are reviewed periodically to ensure they are cost-effective and competitive and support the overall needs of our employees. The company makes available medical, dental, life insurance and disability coverage to all of the NEOs. NEOs can select the level of coverage appropriate for their circumstances. The company also provides NEOs group life insurance coverage worth two times base salary and 50 percent long-term disability coverage.

Company-Sponsored Retirement Plans

We provide retirement plans to our eligible employees, including the eligible NEOs, through a combination of qualified and non- qualified plans. Following is a description of the retirement plans in which the NEOs participate:

Defined-Benefit Retirement Plan.  Each NEO other than Mr. Johnson participates in a company-sponsored defined-benefit plan called the General Dynamics Salaried Retirement Plan. The plan was amended in January 2013 to freeze benefits as of December 31, 2013, under the plan for employees at our corporate headquarters.

The benefit under the plan is payable as a life annuity. The Salaried Retirement Plan is a funded, tax-qualified, noncontributory defined-benefit pension plan. It was amended effective January 1, 2007, to exclude any employee initially hired after that date. The benefit formula under the Salaried Retirement Plan for employees hired before December 31, 2006, is 1.0 percent times a participant’s highest final average pay multiplied by years of service earned on and after January 1, 2007, plus 1.333 percent times a participant’s highest final average pay frozen as of December 31, 2010, multiplied by years of service earned prior to January 1, 2007. Final average pay for purposes of calculating retirement benefits includes a NEO’s base salary and cash bonus. The company makes contributions to the Salaried Retirement Plan through payments into a trust fund from which the benefits are paid.

Supplemental Retirement Plan.  The amount of cash compensation used to calculate pension benefits for participants in the Salaried Retirement Plan is limited by the Internal Revenue Code ($265,000 in 2015). To provide a benefit calculated on

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Compensation Discussion and Analysis

compensation in excess of this compensation limit, the company provides eligible executives coverage under the General Dynamics Corporation Supplemental Retirement Plan. Benefits under the Supplemental Retirement Plan are general unsecured obligations of General Dynamics. Each NEO other than Mr. Johnson participates in the Supplemental Retirement Plan.

Anteon International Corporation Supplemental Retirement Savings Plan.  Mr. Johnson has a frozen supplemental retirement benefit under the Anteon International Corporation Supplemental Retirement Savings Plan. Under the plan, certain eligible employees of Anteon could defer receipt of all or a portion of their annual cash compensation prior to the plan being frozen in 2007. Upon his retirement or other separation from the company, Mr. Johnson may elect to receive the deferred compensation in either a lump sum or in annual installments over a period of up to ten years.

401(k) Plan.  Each NEO is eligible to participate in the General Dynamics Corporation 401(k) Plan, a tax-qualified defined contribution retirement plan. Each NEO is eligible to make before-tax contributions and receive company matching contributions under the 401(k) Plan. During 2015, for NEOs other than Mr. Johnson, the 401(k) Plan provided for a company-matching contribution of (1) 100 percent on before-tax contributions up to the first 3 percent of a participant’s eligible pay and (2) 50 percent on before-tax contributions on the next 3 percent of a participant’s eligible pay. Mr. Johnson participates in a version of the 401(k) plan that provides for a company-matching contribution of 50 percent on before-tax contributions up to the first 6 percent of his eligible pay. Our matching contributions during 2015 for the NEOs are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 53 of this Proxy Statement.

Supplemental Savings Plan.  The company provides a Supplemental Savings Plan to key employees, including each NEO. The purpose of the Supplemental Savings Plan is to allow key executives to defer salary and receive matching contributions on compensation in excess of the compensation limit imposed by the Internal Revenue Service on earnings used to calculate 401(k) contributions. Matching contributions during 2015 for the NEOs are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 53 of this Proxy Statement.

Other Retiree Benefits.  Eligible key executives throughout the company, including the NEOs, can purchase group term life insurance prior to retiring of up to two times their base pay. For executives who retire early (prior to age 65), we pay for insurance coverage equal to one-half the executive’s base salary until the executive reaches age 65. For early retirees who elect coverage in excess of one-half of base pay they will pay monthly premiums for the additional coverage. For executives retiring at or after age 65, we pay for insurance coverage up to two times an executive’s base salary. This coverage is ratably reduced over a five-year period following the executive’s retirement, or beginning at age 65 for early retirees, subject to a maximum coverage level of 25 percent of the coverage in effect at the time of retirement.

Perquisites

We continue to offer only perquisites that the Committee believes are reasonable yet competitive. The company provides perquisites to key executive officers, including the NEOs, for purposes of recruiting, retention and security.

We provide perquisites to ensure the security and accessibility of our executives and to facilitate the transaction of business. As a reasonableness test, we compare these perquisites to generally accepted corporate practices.

The perquisites provided to our NEOs in 2015 were: financial planning and tax preparation services, physical examinations, home security systems, personal liability and supplemental accidental death and dismemberment insurance, and the personal use of automobiles owned or leased by the company. In addition, personal use of our aircraft was provided only to our chairman and chief executive officer as required by the Board to help ensure her security and accessibility.

We have provided additional information on perquisites in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 53 of this Proxy Statement.

General Dynamics 2016 Proxy Statement     43

Compensation Discussion and Analysis

POTENTIAL SEVERANCE AND CHANGE IN CONTROL BENEFITS

The company has change in control agreements, also known as severance protection agreements, with each of the NEOs. The company believes that these agreements are an important tool for recruiting and retaining highly qualified executives. The agreements are structured to protect the interests of shareholders by including a “double trigger” mechanism that results in a severance payout only when:

•	A change of control is consummated, and

•	The executive’s employment is terminated by the company without cause or by the executive for good reason within 24 months following the change in control.

A “change in control” is defined to include specified stock acquisition, merger or disposition transactions involving General Dynamics. The Committee evaluates and reviews payment and benefit levels under the change in control agreements regularly. These reviews support the view that the agreements are consistent with the practices of our peer group companies. The form of severance protection agreement for NEOs appointed after April 2009 excludes any provision for reimbursement of excise taxes that may become due upon a change in control.

Payments and benefits provided to NEOs pursuant to the change in control agreements are described in the Potential Payments upon Termination or Change in Control section beginning on page 60 of this Proxy Statement.

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Compensation Discussion and Analysis

THE COMPENSATION PROCESS

The Committee approves and is actively engaged in the development and implementation of the executive compensation program, with the support of the independent compensation consultant and company management. The program is structured to:

•	Align executive compensation with shareholder value creation

•	Ensure retention and growth for executives in a competitive environment

•	Compensate executives subject to clear and challenging performance metrics

Program objectives are achieved through the use of both short-term and long-term incentives. The company currently targets the median pay of our peers as further discussed in detail below. In addition, through the annual bonus plan, the NEOs are rewarded for achieving annual company and business group goals.

SETTING COMPENSATION LEVELS AND EVALUATING PERFORMANCE

Setting compensation for senior executives is a 16-month process that begins in the fall of each year when senior management establishes company operating goals for the coming year. The business plans are presented to the chairman and chief executive officer annually in November. The chairman, in consultation with the chief financial officer and the executive vice presidents, establishes the business group operating goals and the company operating plan for the coming year based on those business group plans. The business group plans include challenging but achievable goals that could result in incentive compensation payouts above the peer group median for superior performance or as little as zero if goals are not met. At a three-day Board meeting in the first quarter of each year, the business unit presidents present their plans to the Board of Directors. The Board then reviews, adjusts where appropriate, and approves the business group operating goals and adopts our company operating plan for the year. Throughout the year, the Board reviews and monitors company performance as compared to the operating plan through a series of financial and operating reports given by the chief financial officer and the executive vice presidents.

The Committee reviews performance beginning the following February. At that time, the chairman and chief executive officer and the executive vice presidents assess the performance of the business groups and the company compared with the operating plan goals adopted the prior year. The chairman and chief executive officer along with senior management report the results of that assessment to the Board of Directors at a meeting in the first quarter of the year. Following these reports, the chairman and chief executive officer, after consultation with senior management, undertakes an initial discussion with the Committee regarding executive compensation for the year. At this meeting, the chairman and chief executive officer provides the Committee with a performance assessment of each NEO (other than herself) against their scorecard goals. The Committee convenes in early March to review scorecards for the company and approve final executive compensation proposals. The Committee reviews, refines and approves compensation against the goals reflected on the scorecard for the chairman and chief executive officer in executive session at the March meeting.

The Committee bases compensation on the clearly defined and disclosed performance goals described in this Proxy Statement. The Committee also retains the ability to assess achievement. Factors impacting the decision include the degree of difficulty of goals, market conditions and exceptional individual achievement.

PEER GROUP AND BENCHMARKING TO THE MARKET

Each year, the Committee, with support from an independent compensation consultant, peer group proxy data and survey data provided by Aon Hewitt, identifies a core group of companies that are, in comparison to General Dynamics:

•	In similar industries and where General Dynamics competes for business (aerospace and defense)

•	Likely sources of (or destinations for) executive talent

•	Reasonably comparable in size, as measured by revenues and market capitalization

•	Reasonably similar in organizational structure and complexity

•	Consist of some of the peers of our peer companies

General Dynamics 2016 Proxy Statement     45

Compensation Discussion and Analysis

The companies in our peer group for 2015 are listed below. This peer group is appropriate for our industry and where we compete for talent. The peer group is utilized for purposes of comparing our executive compensation practices, structures and levels. Management and the Committee will continue to review and analyze the peer group for reasonableness and competitiveness with General Dynamics’ business offerings.

Peer Group Companies*
	Market Capitalization (in millions)	Revenue (in millions)	Employee Population	Peer of Peers
The Boeing Company	$95,791	$96,114	161,400	✓
Honeywell International Inc.	$79,679	$38,581	129,000	✓
L-3 Communications Holdings Inc.	$9,382	$10,466	38,000	✓
Lockheed Martin Corporation	$65,796	$46,132	126,000	✓
Northrop Grumman Corporation	$34,164	$23,526	65,000	✓
Raytheon Company	$37,234	$23,247	61,000	✓
Rockwell Collins, Inc.	$12,103	$5,244	19,500	✓
Textron Inc.	$11,622	$13,423	34,000	✓
United Technologies Corporation	$80,356	$56,098	197,000	✓
Median	$37,234	$23,526	65,000
General Dynamics	$42,801	$31,469	99,900	✓
General Dynamics (Percentile Rank)	52%	57%	57%

  * Peer group data are as of December 31, 2015.

After selecting the peer companies, the Committee considers peer group proxy data and survey data provided by Aon Hewitt on the median levels (the 50th percentile) of the following when setting each component of compensation: (1) base salary, (2) total cash compensation, and (3) the ratio of the long-term incentive to total cash compensation. The ratio of long-term incentive to total cash compensation is used to determine the grant-date economic value of long-term incentive grants.

NEO PERFORMANCE METRICS AND TARGETS FOR 2015

The following scorecards demonstrate each NEO’s goals and objectives for the year and performance against those goals and objectives. There is a scorecard for the CEO, CFO and each other NEO who leads one of the General Dynamics business groups.

GENERAL DYNAMICS
Aerospace	Combat Systems

• Gulfstream Aerospace • Jet Aviation	• European Land Systems • Land Systems • Ordnance and Tactical Systems
Information Systems and Technology	Marine Systems

• Information Technology • Mission Systems	• Bath Iron Works • Electric Boat • NASSCO

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Compensation Discussion and Analysis

Chairman and Chief Executive Officer

Performance Metric	Weighting	2015 Target	2015 Actual
Earnings from Continuing Operations	50%	$2,702 million	Exceeded goal - $2,965 million
Free Cash Flow from Operations	50%	$1,118 million	Exceeded goal - $1,930 million

Senior Vice President and Chief Financial Officer

Performance Metric	Weighting	2015 Target	2015 Actual
Earnings from Continuing Operations	40%	$2,702 million	Exceeded goal - $2,965 million
Free Cash Flow from Operations	40%	$1,118 million	Exceeded goal - $1,930 million
Meet / Under-run 2015 Budget:	10%	Operate corporate headquarters and finance department at cost below budgeted costs	Exceeded goal
Complete Two Continuous Improvement Projects	5%	Complete Lean Six Sigma Projects	Exceeded goal
Interest Expense and Income Taxes	5%	Maximize return on sales by minimizing taxes and interest expense	Exceeded goal

Executive Vice President, Marine Systems

Performance Metric	Weighting	2015 Target	2015 Actual
Earnings from Continuing Operations	30%	$2,702 million	Exceeded goal - $2,965 million
Business Group Financial Metrics
Operating Earnings	30%	$711 million	Exceeded goal - $728 million
After-Tax Cash	30%	21%*	Exceeded goal by 23%
Continuous Improvement Savings	10%	$110 million	Exceeded goal - $181 million

  * Percentage of aggregate cash flow for all business groups

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Compensation Discussion and Analysis

Executive Vice President, Combat Systems

Performance Metric	Weighting	2015 Target	2015 Actual
Earnings from Continuing Operations	30%	$2,702 million	Exceeded goal - $2,965 million
Business Group Financial Metrics
Operating Earnings	30%	$860 million	Exceeded goal - $916 million*
After-Tax Cash	30%	**	Exceeded goal - Positive after-tax cash
Continuous Improvement Savings	10%	$145 million	Exceeded goal - $206 million

  * Excludes the impact of foreign currency translation adjustments, which the Committee did not include in determining Mr. Roualet’s compensation. The exclusions resulted in an amount greater than the amount reported under GAAP.

  ** Due to significant customer advance payments in 2014, the Combat Systems group was expected to have negative cash flow in 2015 as the advance payments were deployed. Actual results for the group reflected positive cash flow for the year.

Executive Vice President, Information Systems and Technology

Performance Metric	Weighting	2015 Target	2015 Actual
Earnings from Continuing Operations	30%	$2,702 million	Exceeded goal - $2,965 million
Business Group Financial Metrics
Operating Earnings	30%	$781 million	Exceeded goal - $878 million*
After-Tax Cash	30%	51%**	Exceeded goal by 77%
Operating Margin	10%	9.0%	Exceeded goal - 9.74%*

  * Excludes effects of the sale of a divested business and the impact of foreign currency translation adjustments, which the Committee did not include in determining Mr. Johnson’s compensation. The exclusions resulted in an amount less than the amount reported under GAAP.

  ** Percentage of aggregate cash flow for all business groups

Based upon each NEO’s performance as reflected in these scorecards, the Committee granted bonuses that resulted in total cash compensation above the median of the peer group for Ms. Novakovic and Messrs. Aiken, Casey and Roualet, and at the median for Mr. Johnson.

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The Committee’s charter provides that the Committee has sole authority to engage the services of an independent compensation consultant for the Committee and approve fees paid to the consultant by the company. The Committee engaged PricewaterhouseCoopers LLP (PwC) as an independent compensation consultant to provide advice on executive compensation matters. The Committee found that PwC provided important perspectives about the market for executive compensation, peer company analysis and selection, the levels and structure of the compensation program, and compensation governance.

In early 2015, the Committee, after reviewing the factors influencing independence (as specified by the New York Stock Exchange listing standards) including the fees paid by the company to PwC for other services, engaged PwC for compensation consulting services. PwC is also available to provide advice to the chairman of the Committee or the Committee as a whole on executive compensation matters on an as-needed basis. PwC attends Committee meetings upon the request of the Committee’s chair and may also provide observations and insights to the Committee related to the amount or form of compensation for our executives.

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Compensation Discussion and Analysis

During 2015, at the Committee’s request, PwC performed the following specific services:

•	Attended all Committee meetings

•	Provided regulatory education session with the Committee

•	Provided information relating to executive compensation matters

•	Reviewed compensation-related disclosures in the company’s proxy statement

In 2015, the chair of the Committee approved fees of approximately $53,000 to PwC in its capacity as external advisor to the Committee. Management neither made, nor recommended, the decision to engage PwC. The PwC group providing compensation services to the Committee reports directly to the chair of the Committee and is not involved in providing any other services to the company. During 2015, the company retained PwC to provide services to the company unrelated to executive compensation, including tax and other business-related services. The aggregate fees paid for those services in 2015 were approximately $7.4 million. In February 2016, the Committee undertook an assessment of PwC’s services for the Committee and the company as well as other factors influencing independence (as specified by the New York Stock Exchange listing standards) and determined that no conflict of interest exists. The Committee further concluded that PwC is independent of management as a consultant and is duly qualified to assist the Committee.

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Compensation Discussion and Analysis

OTHER CONSIDERATIONS

STOCK OWNERSHIP GUIDELINES

Our stock ownership and retention guidelines are among the most stringent of public companies, based on data that we have analyzed from the Center On Executive Compensation and Equilar. Stock ownership guidelines strongly align the interests of management with the interests of shareholders because executives become shareholders with a considerable investment in General Dynamics.

Our stock ownership and retention guidelines preclude NEOs from selling shares of common stock until they own shares with a market value of 10 times their base salary and 15 times for the CEO. Shares held outright and shares held through our 401(k) plans are counted for purposes of meeting the ownership guidelines. Stock options (whether vested or not), unearned PRSUs, and unvested shares of restricted stock are not counted in the ownership calculation.

Stock Ownership Guidelines
CEO	15x Base Salary
NEOs (other than CEO)	10x Base Salary

When exercising options, executives who have not met the ownership guideline may sell shares acquired upon exercise to cover transaction costs and taxes and are expected to hold any remaining shares until the guidelines are met. Similarly, shares received upon vesting of restricted stock and PRSUs may not be sold until the ownership guidelines are met. Once an officer attains his or her required ownership level, the officer must maintain that ownership level until he or she no longer serves as an officer. The stock ownership and retention guidelines are reviewed annually by the Committee.

ANTI-HEDGING AND ANTI-PLEDGING POLICIES

The company has had a longstanding policy in place that prohibits all directors and executive officers from hedging company securities. As of 2014, the company has in place a policy prohibiting all directors and executive officers from pledging company securities that they own directly.

CLAWBACK POLICY

The company has in place an executive compensation recoupment policy, or “clawback policy,” which applies to senior executive officers of the company (referred to as the covered executive officers), including the NEOs. In the event of a restatement of our financial results due to a covered executive officer engaging in fraud or intentional illegal conduct, the result of which is that any equity or other performance-based compensation paid to that covered executive officer would have been a lower amount had it been calculated based on the restated results, the Committee will have the authority to recover any excess compensation that was awarded to that covered executive officer. In determining the excess compensation, the Committee will take into account its good faith estimate of the value of awarded and actual compensation that may have been affected by the restatement and the events leading to it. This includes all performance-based cash incentives and equity-based grants which may have vested or been exercised during the period in question.

MONITORING DILUTION AND ANNUAL EQUITY USAGE

The Committee is focused on using equity to compensate executives in a manner that links executive and shareholder interests while focusing on the overall dilutive effect of that equity. The Committee achieves this balance by managing reasonable levels of equity dilution and annual share usage (“burn rate”) when granting equity-based compensation. The Committee considers the need to attract, motivate, and retain the level of executive talent required to execute the business strategy and achieve operational excellence at General Dynamics.

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Compensation Discussion and Analysis

The dilution and grant/burn rate are calculated as follows:

•

Potential dilution is calculated by the amount of outstanding PRSUs, restricted stock and stock options granted to all employees (not just NEOs) and non-employee directors plus additional shares reserved for future grant, divided by shares outstanding.

•	Actual dilution is calculated by the amount of outstanding PRSUs, restricted stock and stock options granted to all employees (not just NEOs) and non-employee directors, divided by shares outstanding.

•	Grant rate, or burn rate, is calculated by the amount of PRSUs, restricted stock and stock options granted to all employees (not just NEOs) and non-employee directors, divided by shares outstanding.

The table below shows the dilution and one and three-year grant rate for 2013, 2014 and 2015:

	2013	2014	2015
Potential Dilution	10.89%	9.11%	8.11%
Actual Dilution	5.75%	5.12%	4.80%
1-Yr Grant Rate	2.47%	1.67%	0.82%
3-Yr Average Grant Rate	2.08%	1.97%	1.63%

In 2015, the Committee took steps to enhance the role of equity compensation as a longer-term value creation tool and to moderate dilution levels. Specifically, for options granted in 2015 and beyond, the option term is 10 years, instead of seven. As a result of this change, significantly fewer options were granted in 2015. Dilution in 2015 is 8.11%, compared to 9.11% in 2014 and has declined 5.4% over the past three years.

COMPENSATION AND RISK MANAGEMENT

With the support of management and the independent compensation consultant, the Committee evaluates the company’s overall risk profile relative to the incentive components of compensation to ensure that NEOs are not overly incentivized to focus on short-term stock performance. The use of long-term equity incentive awards as a significant portion of total direct compensation and robust stock ownership guidelines are structured to ensure management is focused on the long-term and not incentivized to take excessive risk.

TAX CONSIDERATIONS

As part of the annual compensation review process, the Committee considers the implications of Section 162(m) of the Internal Revenue Code, which is a provision that precludes the company from taking a tax deduction for individual compensation in excess of $1 million. The Committee also considered the exemptions to the $1 million limit, which are also provided in Section 162(m), including the exemption for “performance-based compensation” as defined in Section 162(m). In March of 2016, the Committee recommended, and the Board approved, subject to approval by the shareholders at the Annual Meeting, the General Dynamics Corporation Executive Annual Incentive Plan that supports the deductibility of payments made under the bonus component of total cash compensation. This change will affect any potential bonus payment that will be made in 2017 based on 2016 performance.

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

The Summary Compensation Table is formatted in accordance with Item 402(c) of Regulation S-K and shows base salary, cash bonus, equity awards (restricted stock, performance restricted stock units and stock options) and all other compensation, which includes among other things the value of perquisites, 401(k) contributions and tax reimbursements (see footnote (d) to the Summary Compensation Table for a complete listing of categories included in All Other Compensation). The table also includes a column titled Change in Pension Value and Nonqualified Deferred Compensation Earnings. For our eligible named executive officers, this includes only the change in pension value (see footnote (c)), which is an actuarial estimate of the present value of the future cost of pension benefits. The value does not reflect a current cash cost to General Dynamics or, necessarily, the pension benefit that an executive would receive, since that is determined by a number of factors, including length of service, age at retirement and longevity.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	Option Awards (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)		All Other Compensation (d)	Total
Phebe N. Novakovic Chairman and Chief Executive Officer	2015 2014 2013	$1,583,750 1,560,000 1,500,000	$4,850,000 4,250,000 4,000,000	$6,856,781 6,460,752 6,480,244	$6,855,267 6,464,027 6,479,720	$	— 394,888 263,963	$278,306 258,417 309,146	$20,424,104 19,388,084 19,033,073
Jason W. Aiken Senior Vice President and Chief Financial Officer	2015 2014	$662,500 625,000	$900,000 600,000	$1,344,547 1,249,888	$1,345,267 1,249,895	$	— 106,112	$58,305 1,281,747	$4,310,619 5,112,642
John P. Casey Executive Vice President, Marine Systems	2015 2014 2013	$716,250 685,000 652,500	$1,020,000 900,000 875,000	$1,299,410 1,249,888 1,236,202	$1,300,360 1,253,914 1,235,744	$	— 720,069 —	$58,204 59,862 69,467	$4,394,224 4,868,733 4,068,913
Mark C. Roualet Executive Vice President, Combat Systems	2015 2014 2013	$713,750 678,750 612,500	$995,000 900,000 630,000	$1,299,410 1,047,568 1,320,059	$1,300,360 1,048,370 1,319,907	$	— 490,084 —	$67,230 353,422 394,369	$4,375,750 4,518,194 4,276,835
S. Daniel Johnson Executive Vice President, Information Systems and Technology	2015	$680,000	$850,000	$1,236,491	$1,235,342		$—	$44,752	$4,046,585
(a)	Bonus payments are reported for the fiscal year in which the related services were rendered, although the actual payments are made in the succeeding year.

(b)

The amounts reported in the Stock Awards and the Option Awards columns reflect aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be recognized by the named executive officer. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2015, included in our Annual Report on Form 10-K filed with the SEC on February 8, 2016. Stock Awards include awards of restricted stock and performance restricted stock units (PRSUs). The maximum grant date value of 2015 PRSUs for each named executive officer, which assumes a 150 percent maximum payout, is $5,142,518 for Ms. Novakovic; $1,008,342 for Mr. Aiken; $974,558 for Mr. Casey; $974,558 for Mr. Roualet; and $927,368 for Mr. Johnson.

(c)

The values listed in this column represent the change in the present value of accumulated benefits from December 31 of the prior year to December 31 of the respective year calculated for all the pension plans in which the executive participates. The values are an actuarial estimate of the present value of the future cost of pension benefits for each of the named executive officers and do not reflect a current cash cost to the company or, necessarily, the pension benefit that an executive would receive. Pension benefits for NEOs were frozen as of December 31, 2013. Negative changes in pension value were excluded from this column for the named executive officers as follows: for Ms. Novakovic, $(40,533) for 2015; for Mr. Aiken, $(24,600) for 2015; for Mr. Casey, $(24,879) and $(30,414) for 2013 and 2015, respectively; for Mr. Roualet, $(38,276) and $(51,485) for 2013 and 2015, respectively. Mr. Johnson is not eligible to participate in the company’s pension plans.

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(d)	All Other Compensation for 2015 includes the following items:

	All Other Compensation
Name	Reimbursement of Taxes (1)	Retirement Plan Contributions and Allocations (2)	Term Life Insurance Payments	Perquisites (3)
Ms. Novakovic	$2,602	$43,525	$16,216	$215,963
Mr. Aiken	$3,916	$24,425	$4,347	$25,617
Mr. Casey	$3,837	$25,725	$12,315	$16,327
Mr. Roualet	$4,421	$25,525	$8,484	$28,800
Mr. Johnson	$657	$16,150	$12,394	$15,551

(1)

Reflects amounts reimbursed for the payment of taxes associated with a company-provided dining room benefit. All employees at our corporate headquarters receive this dining room benefit and associated tax reimbursement.

(2)	Represents amounts contributed by General Dynamics to the 401(k) Plan and allocations by General Dynamics to the Supplemental Savings Plan.
(3)

Noncash items (perquisites) provided to named executive officers in 2015, which for one or more named executive officers is in the aggregate equal to or greater than $10,000, were as follows: financial planning and tax preparation services and, solely for the chairman and chief executive officer, personal use of company aircraft. Perquisites that exceeded the greater of $25,000 or 10 percent of the total amount of perquisites were as follows: Ms. Novakovic – $185,694 related to personal travel on company aircraft. The aggregate incremental cost to General Dynamics for Ms. Novakovic’s personal travel aboard aircraft owned by the company (products of subsidiary Gulfstream Aerospace Corporation), as required by the Board to help ensure Ms. Novakovic’s security and accessibility, is calculated based on the following variable operating costs to the company: fuel costs, trip-related maintenance expenses, landing fees, trip-related hangar and parking fees, on-board catering expenses and crew expenses. No additional direct operating cost is incurred if a family member accompanies an executive on a flight.

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2015 EQUITY-BASED AWARDS

General Dynamics’ long-term compensation for senior executives, including the named executive officers, consists of equity awards in the form of restricted stock, PRSUs and stock options. The following table provides information on the equity awards in 2015 for the named executive officers. The table includes the grant date of each equity award, the number of shares of restricted stock, PRSUs and stock options, the exercise price of the stock options, the closing price of our Common Stock on the date of grant and the grant date fair value of the equity awards. As discussed in the Compensation Discussion and Analysis section, we use the average of the high and low stock price of our Common Stock on the date of the grant, not the closing price, to value the restricted stock and PRSUs and set the exercise price for stock options.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2015

Name	Grant Date	Date of Compensation Committee Action	Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (b)	All Other Option Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards (c)	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards (d)
			Threshold	Target	Maximum

Ms. Novakovic	3/4/15	3/3/15	0	25,065	37,598	25,065	—	—	—	$6,856,781
			—	—	—	—	248,830	$136.78	$136.25	6,855,267
Mr. Aiken	3/4/15	3/3/15	0	4,915	7,372	4,915	—	—	—	$1,344,547
			—	—	—	—	48,830	$136.78	$136.25	1,345,267
Mr. Casey	3/4/15	3/3/15	0	4,750	7,125	4,750	—	—	—	$1,299,410
			—	—	—	—	47,200	$136.78	$136.25	1,300,360
Mr. Roualet	3/4/15	3/3/15	0	4,750	7,125	4,750	—	—	—	$1,299,410
			—	—	—	—	47,200	$136.78	$136.25	1,300,360
Mr. Johnson	3/4/15	3/3/15	0	4,520	6,780	4,520	—	—	—	$1,236,491
			—	—	—	—	44,840	$136.78	$136.25	1,235,342

(a)

These amounts relate to PRSUs granted in 2015. Each PRSU represents the right to receive a share of Common Stock upon release of the PRSU. The exact number of PRSUs that may be earned is determined based upon a performance metric set by the Compensation Committee, which for 2015 grants is the company’s return on invested capital over the three-year period from 2015-2017, and can range from 0 to 150 percent of the PRSUs originally awarded. Dividend equivalents accrue on PRSUs during the performance period and are subject to the same vesting conditions based upon performance. For PRSUs granted in 2015, the PRSUs are released to the participant following the three-year performance period, to the extent earned.

(b)	These amounts relate to shares of restricted stock that are released approximately four years after the grant date, subject to continuous service requirements.
(c)	The exercise price for stock options is the average of the high and low stock price of our Common Stock on the date of grant.
(d)	For PRSUs, the grant date fair value is calculated based upon the target payout amount.

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OPTION EXERCISES AND STOCK VESTED

The following table shows the stock options exercised by the named executive officers and restricted stock released to them during 2015. As explained in the Compensation Discussion and Analysis section, we require officers to retain shares of Common Stock issued to them as compensation, up to pre-determined levels, based on their position in General Dynamics. Once an ownership level is attained, the officer must maintain that minimum ownership level until he or she no longer serves as an officer of General Dynamics. The amounts reported in the Value Realized on Exercise and the Value Realized on Vesting columns in the table below are before-tax amounts.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ms. Novakovic	0	$0	10,160	$1,403,198
Mr. Aiken	11,945	$899,399	2,500	$345,275
Mr. Casey	38,920	$2,760,401	4,060	$560,727
Mr. Roualet	0	$0	4,260	$588,349
Mr. Johnson	50,390	$4,024,015	4,190	$578,681

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OUTSTANDING EQUITY AWARDS

The following table provides information on outstanding stock option and stock awards held by the named executive officers as of December 31, 2015. The table shows the number of stock options that a named executive officer holds (both exercisable and unexercisable), the option exercise price and its expiration date. For stock awards, the table includes the number of shares of restricted stock that are still subject to the restriction period (i.e., have not vested). For restricted stock and PRSUs, the market value is based on the closing price of the company’s Common Stock on December 31, 2015.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (a)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested (b)	Market Value of Shares of Stock or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Ms. Novakovic					239,972	$32,962,554	25,428	$3,492,790
	—	248,830	$136.78	3/3/2025
	233,190	233,190	112.40	3/4/2021
	733,000	—	67.70	3/5/2020
	39,500	—	67.90	5/1/2019
	89,720	—	71.01	3/6/2019
	97,120	—	74.81	3/1/2018
Mr. Aiken					28,112	$3,861,464	4,986	$684,877
	—	48,830	$136.78	3/3/2025
	45,090	45,090	112.40	3/4/2021
	28,890	—	67.70	3/5/2020
	21,500	—	71.01	3/6/2019
	11,945	—	74.81	3/1/2018
Mr. Casey					49,053	$6,737,920	4,818	$661,800
	—	47,200	$136.78	3/3/2025
	45,235	45,235	112.40	3/4/2021
	139,790	—	67.70	3/5/2020
	19,800	—	67.90	5/1/2019
	37,690	—	71.01	3/6/2019
Mr. Roualet					45,640	$6,269,110	4,818	$661,800
	—	47,200	$136.78	3/3/2025
	37,820	37,820	112.40	3/4/2021
	68,650	—	70.08	3/19/2020
	59,460	—	67.70	3/5/2020
	38,900	—	71.01	3/6/2019
	40,780	—	74.81	3/1/2018
Mr. Johnson					22,410	$3,078,238	4,585	$629,796
	—	44,840	$136.78	3/3/2025
	17,325	17,325	112.40	3/4/2021
(a)

Of the 248,830 stock options held by Ms. Novakovic with an exercise price of $136.78, 124,415 will become exercisable on March 4, 2017 and 124,415 will become exercisable on March 4, 2018. The 233,190 stock options held by Ms. Novakovic with an exercise price of $112.40, became exercisable on March 5, 2016. Of the 48,830 stock options held by Mr. Aiken with an exercise price of $136.78, 24,415 will become exercisable on March 4, 2017 and 24,415 will become exercisable on March 4, 2018. The 45,090 stock options held by Mr. Aiken with an exercise price of $112.40, became exercisable on March 5, 2016. Of the 47,200 stock options held by Mr. Casey with an exercise price of $136.78, 23,600 will become exercisable on March 4, 2017 and 23,600 will become exercisable on March 4, 2018. The 45,235 stock options held by Mr. Casey with an exercise price of $112.40, became exercisable on March 5, 2016. Of the 47,200 stock options held by Mr. Roualet with an exercise price of $136.78, 23,600 will become exercisable on March 4, 2017 and 23,600 will become exercisable on March 4, 2018. The 37,820 stock options held by Mr. Roualet with an exercise price of $112.40, became exercisable on March 5, 2016. Of the 44,840 stock options held by Mr. Johnson with an exercise price of $136.78, 22,420 will become exercisable on March 4, 2017 and 22,420 will become exercisable on March 4, 2018. The 17,325 stock options held by Mr. Johnson with an exercise price of $112.40, became exercisable on March 5, 2016.

(b)

Restricted stock and PRSUs that have been earned are released to participants on the first day of January on which the New York Stock Exchange is open for business of the fourth calendar year following the calendar year in which the grant date occurs. Of the 265,400 restricted shares or units held by Ms. Novakovic, 12,130 restricted shares were released on January 4, 2016 with a market value of $1,643,130; 47,860 restricted shares will be released on January 3, 2017;

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28,740 restricted shares will be released on January 2, 2018; 25,065 restricted shares will be released on January 2, 2019; 69,087 PRSUs will be released on January 3, 2017; and 57,090 PRSUs will be released on January 2, 2018. Of the 33,098 restricted shares or units held by Mr. Aiken, 2,000 restricted shares were released on January 4, 2016 with a market value of $270,920; 1,880 restricted shares will be released on January 3, 2017; 5,560 restricted shares will be released on January 2, 2018; 4,915 restricted shares will be released on January 2, 2019; 2,713 PRSUs will be released on January 3, 2017; and 11,044 PRSUs will be released on January 2, 2018. Of the 53,871 restricted shares or units held by Mr. Casey, 5,390 restricted shares were released on January 4, 2016 with a market value of $730,129; 9,130 restricted shares will be released on January 3, 2017; 5,560 restricted shares will be released on January 2, 2018; 4,750 restricted shares will be released on January 2, 2019; 13,179 PRSUs will be released on January 3, 2017; and 11,044 PRSUs will be released on January 2, 2018. Of the 50,458 restricted shares or units held by Mr. Roualet, 3,640 restricted shares were released on January 4, 2016 with a market value of $493,074; 9,550 restricted shares will be released on January 3, 2017; 4,660 restricted shares will be released on January 2, 2018; 4,750 restricted shares will be released on January 2, 2019; 13,784 PRSUs will be released on January 3, 2017; and 9,256 PRSUs will be released on January 2, 2018. Of the 26,995 restricted shares or units held by Mr. Johnson, 3,520 restricted shares were released on January 4, 2016 with a market value of $476,819; 3,290 restricted shares will be released on January 3, 2017; 2,120 restricted shares will be released on January 2, 2018; 4,520 restricted shares will be released on January 2, 2019; 4,749 PRSUs will be released on January 3, 2017; and 4,211 PRSUs will be released on January 2, 2018. The number of PRSUs actually released will depend upon dividend equivalents that are paid as additional units during the vesting period.

(c)	Represents PRSUs that, subject to satisfaction of the performance condition and committee determination, will be released during the first quarter of 2018.

COMPANY-SPONSORED RETIREMENT PLANS

General Dynamics offers retirement programs through a combination of qualified and nonqualified Employee Retirement Income Security Act of 1974 plans. The named executive officers other than Mr. Johnson participate in each of the retirement programs indicated next to their name in the table below. Mr. Johnson is not eligible to participate in the company’s pension plans.

Beginning January 1, 2014, pension accruals stopped for employees at our corporate headquarters, including the participating named executive officers.

The table shows the actuarial present value as of December 31, 2015, of the pension benefits earned for each named executive officer over the course of the officer’s career. All retirement plans in the table operate in exactly the same manner for the named executive officers as for all other plan participants. A description of the material terms and conditions of each of these plans and agreements follows the table.

PENSION BENEFITS FOR FISCAL YEAR 2015

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (a)	Payments During Last Fiscal Year
Ms. Novakovic (b)	Salaried Retirement Plan	13	$341,493	None
	Supplemental Retirement Plan	13	$1,730,922
Mr. Aiken (c)	Salaried Retirement Plan	11	$157,795	None
	Supplemental Retirement Plan	11	$164,637
Mr. Casey (d)	Salaried Retirement Plan	32	$1,077,306	None
	Supplemental Retirement Plan	32	$2,550,456
Mr. Roualet (e)	Salaried Retirement Plan	29	$803,114	None
	Supplemental Retirement Plan	29	$1,334,017
Mr. Johnson	—	—	—	—
(a)

The Present Value of Accumulated Benefit under each plan has been calculated as of December 31, 2015, using the company’s Financial Accounting Standards Board ASC Topic 715, Compensation – Retirement Benefits, assumptions as of year-end 2015. For a discussion of this calculation, see Note P to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 8, 2016.

(b)	Ms. Novakovic’s total service is 15 years and credited service is 13 years.
(c)	Mr. Aiken’s total service is 14 years and credited service is 11 years.
(d)	Mr. Casey’s total service is 37 years and credited service is 32 years.
(e)	Mr. Roualet’s total service is 34 years and credited service is 29 years.

Salaried Retirement Plan. The General Dynamics Salaried Retirement Plan is a tax-qualified defined-benefit pension plan that provides benefits as a life annuity to retired participants. A participant’s benefit under the Salaried Retirement Plan increases with each year of service. Participants who leave before they are eligible for early retirement are paid a substantially reduced amount. All the named executive officers other than Mr. Johnson participate in the Salaried Retirement Plan.

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Executive Compensation

Earnings used to calculate pension benefits (pensionable earnings) include only a participant’s base salary and cash bonus and exclude all other items of income, including equity awards. Under the Internal Revenue Code, the Salaried Retirement Plan does not take into account any earnings over a predetermined compensation limit, which was $265,000 for 2015, and does not pay annual benefits beyond a predetermined benefit limit, which for 2015 was $210,000.

Beginning January 1, 2014, pension accruals stopped for employees at our corporate headquarters, including the participating named executive officers. The Salaried Retirement Plan pays a monthly benefit equal to the product of (1) the benefit percentage times (2) the final average monthly pay times (3) the years of credited service. For credited service earned prior to January 1, 2007, the benefit percentage equals 1.333 percent. For credited service earned on or after January 1, 2007, the benefit percentage equals 1.0 percent. Final average monthly pay is equal to the average of the participant’s highest 60 consecutive months of pensionable earnings out of the participant’s last 120 months of employment. For credited service earned prior to January 1, 2007, the final average monthly pay used in the benefit calculation froze as of December 31, 2010. The normal retirement age under the Salaried Retirement Plan is age 65. The Salaried Retirement Plan benefit is calculated as a single-life monthly annuity beginning at age 65 and has multiple actuarially equivalent payment forms from which participants can choose to take their benefit. A cash lump sum is only available if a participant’s accrued benefit is less than $5,000. None of the eligible named executive officers had reached the normal retirement age as of December 31, 2015.

A participant with at least 10 years of service qualifies for early retirement at age 55. Ms. Novakovic and Messrs. Casey and Roualet qualified for early retirement as of December 31, 2015. A participant who is eligible for early retirement is entitled to receive the following:

(1)

for benefits based on credited service earned prior to January 1, 2007, if a participant retires between age 55 and 62, his or her age 65 benefit is reduced by 2.5 percent for each full year that he or she retires prior to age 62. If the participant retires between age 62 and 65, he or she will receive 100 percent of his or her age 65 benefit.

(2)

for benefits based on credited service earned on or after January 1, 2007, a participant who is eligible for early retirement and subsequently retires between age 55 and 65 will have his or her age 65 benefit reduced by 4.8 percent for each full year that he or she retires prior to age 65.

Supplemental Retirement Plan. The General Dynamics Corporation Supplemental Retirement Plan is a nonqualified defined-benefit plan that provides retirement benefits to eligible employees whose salaries exceed the Internal Revenue Code compensation limit or whose annual benefits would exceed the Internal Revenue Code benefit limit. All the named executive officers other than Mr. Johnson participate in the Supplemental Retirement Plan.

Beginning January 1, 2014, Supplemental Retirement Plan pension accruals stopped for employees at our corporate headquarters, including the named executive officers who participate in the plan. The Supplemental Retirement Plan provides benefits equal to the difference between (1) the amount that would have been provided under the Salaried Retirement Plan if the annual compensation limit and annual benefit limit did not apply, and (2) the benefit actually paid under the Salaried Retirement Plan. A participant’s pensionable earnings and forms of payment are the same under the Supplemental Retirement Plan as the Salaried Retirement Plan.

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NONQUALIFIED DEFINED-CONTRIBUTION DEFERRED COMPENSATION

As part of General Dynamics’ overall retirement program, the named executive officers and other key employees are eligible to participate in a nonqualified defined-contribution plan. The following table illustrates the amounts due each executive as of December 31, 2015. In addition, the table shows contributions made by both the named executive officers and General Dynamics in 2015 along with the earnings on each executive’s total account.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2015

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (a)	Aggregate Earnings in Last Fiscal Year (b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (c)
Ms. Novakovic	$158,000	$31,600	$20,596	—	$1,161,262
Mr. Aiken	$12,500	$12,500	$(1,209)	—	$75,622
Mr. Casey	$69,000	$13,800	$(5,942)	—	$638,140
Mr. Roualet	$68,000	$13,600	$6,774	—	$567,824
Mr. Johnson	$40,942	$8,188	$59,858	—	$2,594,615
(a)

The registrant contributions of $31,600, $12,500, $13,800, $13,600 and $8,188, for Ms. Novakovic and Messrs. Aiken, Casey, Roualet and Johnson, respectively, are included in the All Other Compensation column of the Summary Compensation Table.

(b)	No amounts shown in the Aggregate Earnings in Last Fiscal Year column are reported as compensation in the Summary Compensation Table.
(c)

Certain amounts in the Aggregate Balance at Last Fiscal Year End column were previously reported in the Summary Compensation Table in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of registrant contributions) for Ms. Novakovic and Messrs. Aiken, Casey and Roualet. The amounts previously reported as executive and registrant contributions were as follows: (i) Ms. Novakovic, $331,000 and $100,650; (ii) Mr. Aiken, $7,200 and $7,200; (iii) Mr. Casey, $109,500 and $28,925; and (iv) Mr. Roualet, $25,000 and $8,500.

General Dynamics Corporation Supplemental Savings Plan. The Supplemental Savings Plan is a nonqualified defined-contribution plan that provides key employees, including the named executive officers, the opportunity to defer a portion of their salary without regard to the limitations imposed by the Internal Revenue Code on the 401(k) Plan and receive employer matching contributions on a portion of the contributions.

Effective January 1, 2014, for those who elect to participate in the Supplemental Savings Plan, a participant may contribute between 1 percent and 10 percent of the participant’s base salary to the plan. The company will match the participant’s contributions for the first 2 percent of the participant’s base salary on a dollar-for-dollar basis. Investment performance mirrors the performance of the funds that are available to participants under the 401(k) Plan.

Supplemental Savings Plan participants, including the named executive officers, do not receive any earnings on their Supplemental Savings Plan accounts that are not otherwise paid to all other 401(k) Plan participants with a balance in the same investment fund. Participants receive lump-sum payments six months after their separation from service for balances (including earnings) accumulated on or after January 1, 2005. For balances accumulated prior to January 1, 2005, payment is made as soon as possible after termination and participants will receive a lump sum payment unless they have previously elected to receive a deferred lump-sum payment or annual installment payments.

Anteon International Corporation Supplemental Retirement Savings Plan. Mr. Johnson has a frozen supplemental retirement benefit under the Anteon International Corporation Supplemental Retirement Savings Plan. Under the plan, certain eligible employees of Anteon could defer receipt of all or a portion of their annual cash compensation prior to the plan being frozen in 2007. Upon his retirement or other separation from the company, Mr. Johnson may elect to receive the deferred compensation in either a lump sum or in annual installments over a period of up to ten years.

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Executive Compensation

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following are estimated payments and benefits that would be provided to the named executive officers in the event of termination of the executive’s employment assuming a termination date of December 31, 2015.

We have calculated these amounts for different termination scenarios based on our existing benefit plans and the General Dynamics Corporation equity compensation plan currently in effect (the Equity Compensation Plan). The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and, depending on the payment or benefit, may extend over several years.

For each termination and change in control scenario discussed below, the named executive officer would also be entitled to:

(1)	the pension benefits described in the Pension Benefits for Fiscal Year 2015 table on page 57 of this Proxy Statement, for those named executive officers who are eligible to receive benefits; and

(2)	the amounts listed in the Nonqualified Deferred Compensation for Fiscal Year 2015 table on page 59 of this Proxy Statement.

The estimated totals presented in the table on the next page do not include these pension benefit and nonqualified deferred compensation amounts, nor do the totals include items that are provided to all employees, such as payment of accrued vacation.

Change in Control Agreements – Double Trigger. For a change in control situation, we have change in control agreements (also referred to as severance protection agreements) with key employees, including each of the named executive officers. We have estimated the payments and benefits the named executive officers could receive under our existing benefit plans, change in control agreements and the equity compensation plans. Our calculations assume the executive was terminated on December 31, 2015, and that this date was within 24 months following a change in control, thereby satisfying the “double-trigger” requirement under the change in control agreements. The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. As discussed on page 44 of this Proxy Statement under “Compensation Discussion and Analysis – Potential Severance and Change in Control Benefits” the change in control agreements contain a “double-trigger” mechanism that is triggered only under certain circumstances.

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Scenario and Payment Type	Ms. Novakovic	Mr. Aiken	Mr. Casey	Mr. Roualet	Mr. Johnson

Termination For Cause or Voluntary Resignation
Retiree Life Insurance Benefit (a)	$396,349	$—	$223,107	$218,580	$—
Retiree Medical and Dental Benefit (b)	92,010	—	108,245	158,122	—
Stock Options	—	—	—	—	—
Restricted Stock	—	—	—	—	—
PRSUs	—	—	—	—	—
Total	$488,359	$—	$331,352	$376,702	$—

Death (c)
Life Insurance Benefit	$3,170,000	$1,350,000	$1,450,000	$1,450,000	$1,360,000
Stock Options (d) (e)	5,957,740	1,152,414	1,155,083	970,227	457,919
Restricted Stock (d) (f)	15,533,917	1,959,872	3,391,982	3,086,943	1,840,538
PRSUs (d) (g)	20,824,736	2,574,789	3,989,357	3,827,061	1,860,686
Total	$45,486,393	$7,037,075	$9,986,422	$9,334,231	$5,519,143

Retirement, Termination without Cause or Disability (c)
Retiree Life Insurance Benefit (a)	$396,349	$—	$223,107	$218,580	$—
Retiree Medical and Dental Benefit (b)	92,010	—	108,245	158,122	—
Stock Options (h) (e)	5,861,149	1,133,458	1,136,761	951,905	440,513
Restricted Stock (h) (f)	15,334,061	1,920,682	3,354,107	3,049,069	1,804,497
PRSUs (g) (h)	18,496,177	2,118,182	3,548,078	3,385,782	1,440,774
Total	$40,179,746	$5,172,322	$8,370,298	$7,763,458	$3,685,784

Change in Control, with Qualifying Termination
Bonus (i)	$4,250,000	$600,000	$900,000	$900,000	$490,000
Severance (j)	17,446,650	3,812,250	4,858,750	4,858,750	3,498,300
Life, medical, dental and long-term disability benefits (k)	59,741	58,536	74,367	75,670	66,942
Retiree life, medical and dental benefits (l)	393,683	—	247,444	317,218	—
Outplacement services (m)	15,000	15,000	15,000	15,000	15,000
Financial counseling and tax planning services (n)	30,000	30,000	30,000	30,000	30,000
Supplemental retirement benefit (o)	116,431	52,771	70,082	70,361	—
Stock Options (p)	5,964,744	1,153,768	1,156,442	971,363	458,439
Restricted Stock (p)	15,630,881	1,971,803	3,410,649	3,104,336	1,847,492
PRSUs (p)	20,824,736	2,574,789	3,989,357	3,827,061	1,860,686
Total	$64,731,866	$10,268,917	$14,752,091	$14,169,759	$8,266,859

(a)

Assumes the executive elects the maximum of two-times-pay coverage at retirement. The estimated cost is calculated using the assumptions made for financial reporting purposes for valuing post-retirement life insurance at December 31, 2015. The life insurance benefit is further described on page 43 of this Proxy Statement under “Compensation Discussion and Analysis – Other Retiree Benefits.”

(b)

The estimated cost for this coverage is based on the difference between the COBRA rate that the executive would pay and the higher expense we must recognize for financial reporting purposes. We provide retiree medical and dental coverage only until an executive reaches age 65.

(c)

In situations where an executive has completed a full calendar year of service to the company, for certain termination scenarios not involving a change in control, the executive may remain eligible for a bonus for performance during the year, though whether a bonus is paid in the future, and the amount, if any, would be subject to Compensation Committee approval. No future bonus payment is guaranteed and the amount of any bonus would be determined as described in the Compensation Discussion and Analysis section. The named executive officer may also be eligible for $2 million of proceeds under accidental death and dismemberment insurance, depending upon the circumstances.

(d)

Under the terms of the Equity Compensation Plan, unvested stock options held by the executive would be treated as if the executive remained employed with General Dynamics throughout the option term. The options would be exercisable by the executive’s estate in accordance with the terms of the original option grant. Restricted stock held by the executive would be transferred to the estate and released at the end of the restriction period. PRSUs held by the executive would be transferred to the estate and released immediately. For the 2015 grants, the unvested stock options vest immediately and the restricted stock held by the executive would be transferred to the estate and released at the time of death.

General Dynamics 2016 Proxy Statement     61

Executive Compensation

(e)

The present value of the unvested options reflected in the table represents the difference between the closing share price of $137.36 on December 31, 2015, and the option grant price, multiplied by the number of retained unvested options, and applying a discount factor to account for the option exercise dates. In the case of death, the present value of the unvested options for shares granted in 2015 does not apply a discount factor to account for the option exercise dates due to immediate vesting.

(f)

The present value of the restricted stock represents the number of restricted shares held on December 31, 2015, multiplied by the closing share price of $137.36 on the same date, and applying a discount factor to account for the restriction periods.

(g)	The present value of the PRSUs represents the number of earned units as of December 31, 2015, multiplied by the closing share price of $137.36 on the same date.
(h)

Under the terms of the Equity Compensation Plan, most participants qualify for retirement treatment after reaching age 55 with at least five years of continuous service with the company. For participants who are elected officers of the company and who have reached age 55, the plan provides for retirement treatment with the consent of the company’s chief executive officer or, in the case of the chief executive officer, the Compensation Committee. For purposes of this Proxy Statement, we assume that any required consents for retirement treatment have been obtained. Since Ms. Novakovic and Messrs. Casey, Roualet and Johnson are eligible to retire, they would forfeit a portion of their unvested stock option awards based on days of service during the three-year period beginning on January 1 of the year of grant. The retained options would be exercisable in accordance with the terms of the original grant. The restricted stock would be released at the end of the original restriction period. The PRSUs would be released immediately, however, the grants in 2015 will be released on a pro rata basis. Because Mr. Aiken was not eligible to retire at December 31, 2015, the equity values in these scenarios would apply only in the case of disability.

(i)

Any bonus amount paid in a change in control situation would be determined in accordance with the terms of the applicable change in control agreement. Since we assume that a change in control and triggering event had occurred on December 31, 2015, the change in control scenarios identify the March 2015 bonus amounts.

(j)

Calculated in accordance with the applicable change in control agreement. For the named executive officers, this amount equals 2.99 times their annual salary and bonus. Section 4999 of the Internal Revenue Code imposes excise taxes on certain payments associated with a change in control. If the executive is subject to an excise tax on the payments associated with a change in control and has a severance protection agreement that provides for reimbursement, we will make an additional payment to the executive that holds the executive harmless from the tax. Based on the calculations, excise taxes are only triggered for certain named executive officers under a change in control scenario. Assuming 2016 tax rates, the estimated excise tax payment amount is $11,754,907 for Ms. Novakovic. No payment would be triggered for the other named executive officers. These estimates are based on calculations provided by an actuarial firm and are confirmed by an accounting firm that we engage to determine if any change in control payments or benefits would be subject to the excise tax.

(k)	Represents an additional 36 months of life, medical, dental and long-term disability benefits. These costs reflect an amount equal to three times the 2015 annual employer premiums for these benefits.
(l)

The costs of Ms. Novakovic’s, Mr. Casey’s and Mr. Roualet’s retiree benefits are reduced in this scenario because the 36 months of continued active coverage described in note (k) defers the commencement date of this coverage.

(m)	Represents the estimated outplacement services costs, obtained from an outplacement vendor, for 12 months for a senior executive.
(n)	Represents financial counseling and tax planning services for 36 months following the termination date, at a total cost not to exceed $30,000 for each named executive officer.
(o)	Represents a supplemental retirement benefit payable in cash equal to company contributions to each defined-contribution plan in which the executive participates.
(p)

Our Equity Compensation Plan and the applicable award agreements contain a “double-trigger” mechanism for all participants, including the named executive officers. This mechanism provides that if, within two years following a change in control, a participant’s employment is terminated by the company for any reason other than for Cause (as defined in the plan) or by the executive for Good Reason (as defined in the plan), then all outstanding awards that have not vested will immediately vest and become exercisable and all restrictions on awards will immediately lapse.

62     General Dynamics 2016 Proxy Statement

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has furnished the following report.

Six directors serve on the Compensation Committee:

William A. Osborn, chair

Mary T. Barra

James S. Crown

Rudy F. deLeon

William P. Fricks

Laura J. Schumacher

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange.

The Compensation Committee is governed by a written charter approved by the Board. In accordance with that charter, the Compensation Committee is responsible for evaluating the performance of the chief executive officer and other General Dynamics officers as well as reviewing and approving their compensation. The Committee also establishes and monitors company-wide compensation programs and policies, including the incentive compensation plans. The Committee’s processes and procedures for the consideration and determination of executive compensation are explained in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement in accordance with Item 407(e) of Regulation S-K.

This report is submitted by the Compensation Committee.

William A. Osborn, chair

Mary T. Barra

James S. Crown

Rudy F. deLeon

William P. Fricks

Laura J. Schumacher

March 1, 2016

General Dynamics 2016 Proxy Statement     63

SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information as of March 3, 2016, on the beneficial ownership of Common Stock by (1) each of our directors and nominees for director, (2) each of the named executive officers and (3) all of our directors and executive officers as a group. The following table also shows Common Stock held by these individuals through company-sponsored benefits programs. Except as otherwise noted, the persons listed below have the sole voting and investment power for all shares held by them, except for such power that may be shared with a spouse.

	Common Stock Beneficially Owned as of March 3, 2016 (a)		Common Stock Equivalents Beneficially Owned (c)	Total Common Stock and Equivalents
Name of Beneficial Owner	Shares Owned (b)	Percentage of Class
Directors and Nominees
Mary T. Barra	26,826	*	0	26,826
Nicholas D. Chabraja	664,620	*	0	664,620
James S. Crown (d)	16,037,454	5.2%	2,883	16,040,337
Rudy F. deLeon	1,344	*	0	1,344
William P. Fricks	64,311	*	0	64,311
John M. Keane	30,435	*	0	30,435
Lester L. Lyles	30,809	*	0	30,809
Mark M. Malcolm	730		0	730
James N. Mattis	8,760	*	0	8,760
Phebe N. Novakovic	1,696,363	*	0	1,696,363
William A. Osborn	40,930	*	0	40,930
Laura J. Schumacher	6,968	*	0	6,968

Other Named Executive Officers
Jason W. Aiken	185,442	*	0	185,442
John P. Casey	390,700	*	0	390,700
Mark C. Roualet	363,591	*	0	363,591
S. Daniel Johnson	98,868	*	0	98,868

Directors and Executive Officers as a Group
(24 individuals)	21,031,386	6.8%	2,883	21,034,269
*	Less than 1 percent.
(a)	Includes shares in the 401(k) Plan voted by the executive officers and shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b)

Includes shares subject to options that are either currently exercisable or exercisable within 60 days of March 3, 2016, as follows: (i) Ms. Novakovic – 1,425,720 shares; Mr. Aiken – 152,515 shares; Mr. Casey – 287,750 shares; Mr. Roualet – 283,430 shares; and Mr. Johnson – 34,650 shares; (ii) other directors of the company – 153,790 shares; and (iii) other executive officers of the company – 1,078,130 shares.

(c)

Reflects phantom stock units that were received on December 1, 1999, upon termination of benefits under the former retirement plan for directors and additional phantom stock units resulting from the reinvestment of dividend equivalents on the phantom stock units.

(d)

Based solely on information provided on behalf of Mr. Crown. Of the 16,037,454 shares of Common Stock shown as beneficially owned by Mr. Crown, (i) he disclaims beneficial ownership as to 15,945,148 shares, except to the extent of his beneficial interest in entities that own these shares and (ii) a total of 2,324,800 shares held indirectly by entities in which Mr. Crown holds interests are pledged as collateral for bank borrowings (and for which Mr. Crown disclaims beneficial ownership).

64     General Dynamics 2016 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Except as otherwise noted, the following table provides information as of March 3, 2016, with respect to the number of shares of Common Stock owned by each person known by General Dynamics to be the beneficial owner of more than 5 percent of our Common Stock.

	Common Stock Beneficially Owned as of March 3, 2016 (a)
Name of Beneficial Owner	Shares Owned	Percentage of Class
Longview Asset Management, LLC (b) 222 North LaSalle Street Chicago, Illinois 60601	33,326,741	10.87%
Capital Research Global Investors (c) 333 South Hope Street Los Angeles, California 90071	24,475,204	7.98%
Evercore Trust Company, N.A. (d) 55 East 52nd Street, 36th Floor New York, New York 10055	24,041,844	7.84%
The Vanguard Group (e) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	18,187,473	5.93%
BlackRock, Inc. (f) 55 East 52nd Street New York, New York 10022	17,940,092	5.85%
(a)	The information for Capital Research Global Investors (Capital Research), The Vanguard Group and BlackRock, Inc. is as of December 31, 2015.
(b)

This information is based solely on information provided by Longview Asset Management, LLC (Longview). Longview manages investment portfolios for clients who own Common Stock, which include accounts of clients related to Mr. Crown. Pursuant to its investment advisory agreements, Longview has voting and dispositive power over the Common Stock held in its clients’ accounts and is deemed to beneficially own 33,325,881 shares of Common Stock. Clients of Longview disclaim that they are a group for purposes of Section 13(d) of the Exchange Act, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.

(c)	This information is based solely on information contained in a Schedule 13G filed by Capital Research with the SEC on February 16, 2016.
(d)

Evercore Trust Company, N.A. (Evercore) is the independent fiduciary and investment manager for the assets of the General Dynamics Stock Fund under the General Dynamics Corporation 401(k) Plan Master Trust. Evercore has shared voting power over the shares held in the General Dynamics Stock Fund. Share information for Evercore is based solely on information provided on behalf of Evercore.

(e)	This information is based solely on information contained in a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2016.
(f)	This information is based solely on information contained in a Schedule 13G filed by BlackRock, Inc. with the SEC on January 26, 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015, regarding Common Stock that may be issued under our equity compensation plans.

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by shareholders	12,175,661	$94.17	10,771,405
Equity compensation plans not approved by shareholders	—	—	—
Total	12,175,661	$94.17	10,771,405

General Dynamics 2016 Proxy Statement     65

APPROVAL OF THE

GENERAL DYNAMICS CORPORATION EXECUTIVE ANNUAL INCENTIVE PLAN

(PROPOSAL 4)

On March 2, 2016, the Board of Directors adopted the General Dynamics Corporation Executive Annual Incentive Plan (the Annual Incentive Plan), subject to approval of the company’s shareholders. The purpose of the plan is to provide the company with a means of attracting, retaining and motivating officers and key employees and to provide them with incentives to enhance the growth and profitability of the company.

The Annual Incentive Plan is now being submitted to shareholders for approval in order to satisfy the shareholder approval requirement under Section 162(m) of the Internal Revenue Code and the rules and regulations thereunder so that the Compensation Committee may grant awards under the plan that meet the requirements of “qualified performance-based compensation” under Section 162(m). Your Board of Directors believes it is in the best interests of General Dynamics and its shareholders to approve the Annual Incentive Plan.

SUMMARY OF THE PLAN

The principal features of the plan are summarized below. The summary is qualified in its entirety by reference to the complete text of the Annual Incentive Plan, which is attached as Appendix A to this Proxy Statement.

Plan Objective.  The Annual Incentive Plan is intended to provide annual incentives that are “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

Eligibility.  The persons eligible to receive incentive compensation awards under this plan are the company’s chief executive officer, executive vice presidents and senior vice presidents (currently, a group of eight individuals).

Administration.  The Compensation Committee administers the plan. Members of the Committee must qualify as “outside directors” under Section 162(m). Subject to the terms of the plan, the Compensation Committee has sole discretion to interpret the plan, review the performance of each participant and determine incentive compensation awards under the plan.

Adjusted Net Earnings.  Payments to participants under the plan will be limited by the company’s “Adjusted Net Earnings,” defined as consolidated net operating profit excluding goodwill impairments and non-economic accounting changes. Use of any other criterion to compute the maximum amount payable under the plan will require ratification by shareholders if failure to obtain shareholder approval would jeopardize the tax deductibility of future incentive payments.

Maximum Award Amounts.  Awards under the plan will be paid in cash. The maximum potential amount of Adjusted Net Earnings payable to any participant as incentive compensation for any single performance year shall not exceed 0.4 percent for the CEO and 0.2 percent for each of the other plan participants. The Compensation Committee retains complete discretion to adjust these amounts downward based on such factors as it deems relevant.

Payment of Awards.  Once the Compensation Committee certifies that the performance criteria have been met, payments will be made in cash with respect to an incentive compensation award for a performance year.

Amendment or Termination.  The Board of Directors or the Compensation Committee may terminate or amend the plan at any time or discontinue further awards under the plan, provided that any amendment or modification will need to comply with any applicable requirements of Section 162(m).

NEW PLAN AWARDS

In March 2016, the Compensation Committee granted, subject to shareholder approval of the Annual Incentive Plan, contingent annual incentive awards under the Annual Incentive Plan.

The following table provides information concerning the maximum amounts that could be received under the Annual Incentive Plan, assuming, as required by SEC rules, that the performance of the company and its executives for the performance periods of these

66     General Dynamics 2016 Proxy Statement

Annual Incentive Plan

awards (the year ending December 31, 2016) were identical to our actual performance for the year ended December 31, 2015. The actual payouts under the plan in any particular year will be determined by the Compensation Committee based upon the company’s actual performance. The committee may use negative discretion to award actual incentive payments below the maximum amounts provided under the plan. See the discussion in “Compensation Discussion and Analysis – Annual Incentive Compensation.”

General Dynamics Corporation Annual Incentive Plan

(Hypothetical Maximum Amounts as Calculated under the 162(m) Plan)

Name and Position	Dollar Value ($)
Phebe N. Novakovic	$11.9 million
Jason W. Aiken	$5.9 million
John P. Casey	$5.9 million
Mark C. Roualet	$5.9 million
S. Daniel Johnson	$5.9 million
Executive Group	$53.4 million	(a)
Non-Executive Director Group	N/A	(b)
Non-Executive Officer Employee Group	N/A	(b)

(a)	Includes the maximum bonus amounts under the plan for the chief executive officer, executive vice presidents and senior vice presidents of General Dynamics.
(b)	Non-Executive Directors and Non-Executive Officer Employees are not eligible to participate in the plan.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

General Dynamics 2016 Proxy Statement     67

SHAREHOLDER PROPOSAL – SHARE REPURCHASE POLICY

(PROPOSAL 5)

We have been advised by Jonathan Kalodimos, 725 NW 29th Street, Corvallis, Oregon 97330, owner of 20 shares of Common Stock, that he intends to present the following shareholder proposal at the Annual Meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. Our reasons for opposing the proposal are also presented below.

PROPOSAL AND SUPPORTING STATEMENT

RESOLVED: Shareholders of General Dynamics Corporation ask the board of directors to adopt and issue a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders. If a general payout policy currently exists, we ask that it be amended appropriately.

Supporting statement: Share repurchases as a method to return capital to shareholders have distinct advantages relative to dividends. Share repurchases should be preferred for the following reasons:

1.

Financial flexibility. Four professors from Duke University and Cornell University studied executives’ decisions to pay dividends or make repurchases by surveying hundreds of executives of public companies. They found that “maintaining the dividend level is on par with investment decisions, while repurchases are made out of the residual cash flow after investment spending.”[1] Further, in follow up interviews as part of the study, executives “state[d] that they would pass up some positive net present value (NPV) investment projects before cutting dividends.” The creation of long-term value is of paramount importance; I believe that repurchases have the distinct advantage that they do not create an incentive to forgo long-term value enhancing projects in order to preserve a historic dividend level.

2.

Tax efficiency. Share repurchases have been described in the Wall Street Journal[2] as “akin to dividends, but without the tax bite for shareholders.” The distribution of a dividend may automatically trigger a tax liability for some shareholders. The repurchase of shares does not necessarily trigger that automatic tax liability and therefore gives a shareholder the flexibility to choose when the tax liability is incurred. Shareholders who desire cash flow can choose to sell shares and pay taxes as appropriate. (This proposal does not constitute tax advice.)

3.

Market acceptance. Some may believe that slowing the growth rate or reducing the level of dividends would result in a negative stock market reaction. However, a study published in the Journal of Finance finds that the market response to cutting dividends by companies that were also share repurchasers was not statistically distinguishable from zero.[3] I believe this study provides evidence that there is market acceptance that repurchases are valid substitutes for dividends.

Some may worry that share repurchases could be used to prop up metrics that factor into the compensation of executives. I believe that any such concern should not interfere with the choice of optimal payout mechanism because compensation packages can be designed such that metrics are adjusted to account for share repurchases.

In summary, I strongly believe that adopting a general payout policy that gives preference to share repurchases would enhance long-term value creation. I urge shareholders to vote FOR this proposal.

[1]	http://www.sciencedirect.com/science/article/pii/S0304405X05000528
[2]	http://www.wsj.com/articles/companies-stock-buybacks-help-buoy-the-market-1410823441
[3]	http://www.afajof.org/details/journalArticle/2893861/Dividends-Share-Repurchases-and-the-Substitution-Hypothesis.html

68     General Dynamics 2016 Proxy Statement

Shareholder Proposal

STATEMENT BY YOUR BOARD OF DIRECTORS AGAINST THE SHAREHOLDER PROPOSAL

Your Board of Directors unanimously recommends a vote AGAINST this proposal. The Board believes that our shareholders’ interests are best served when it retains the flexibility to select the appropriate method of capital deployment based on the needs of the company at any given time.

The Board and management must be entrusted to select the most appropriate mix of capital deployment for our company. Your Board’s approach to capital deployment is simple – the Board supports investment or capital deployment where it expects an attractive return can be made and where long-term value can be created for shareholders. Your Board and management team routinely review internal investment opportunities and capital deployment priorities.

Historically, the Board and management have executed a balanced approach to investment and capital deployment that supports investment in the company for long-term growth, pays a stable dividend and, when deemed to create value, returns capital to shareholders through share repurchases. To that end, the Board has not adopted a dividend payout policy or a share repurchase policy that would unduly restrict its ability to execute this balanced approach. Rather, the Board and management consider the current needs of the company, the market environment and the future outlook for the company when making investment and deployment decisions.

When appropriate, the company has deployed more capital in share repurchases than in dividends. When we believe that the stock is undervalued or we do not have an internal investment opportunity that provides a greater return, your company has repurchased stock. For example, in 2014 and 2015 the company returned four-times more capital to shareholders with share repurchases than dividends because we believed that it was the optimal value creation opportunity for our shareholders at that moment.

In addition, from the beginning of 2013 through December 31, 2015, we have repurchased over 61 million shares for $7.4 billion, reducing our outstanding shares by 9 percent. During times of higher levels of share repurchases, the company has employed a balanced approach to capital allocation by maintaining a robust internal investment in the company and paying a consistent, repeatable dividend to shareholders. This balanced approach demonstrates the importance of providing the Board and management with the flexibility and agility to respond to changing market conditions.

Many shareholders view a stable dividend as an important component of your company’s investment profile. We recognize that shareholders have different preferences between share repurchases and dividends and we believe that the company needs to retain the flexibility to take these varying preferences into account.

Value creation for our shareholders demands that the company retain the right to deploy capital that optimizes value creation at any given moment. From a value creation perspective (which is the driving force behind all our capital deployment), there can be times when share repurchases are not the optimal use for capital. The proponent’s proposal would have the effect of ignoring those times thereby constraining the company and undermining the creation of value.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

General Dynamics 2016 Proxy Statement     69

INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

All shareholders of record at the close of business on March 3, 2016, are entitled to vote their shares of Common Stock at the Annual Meeting. On the record date, General Dynamics had 306,660,123 shares of Common Stock issued and outstanding.

Following are questions and answers about the annual meeting and voting.

ANNUAL MEETING ATTENDANCE

Will I need an admission ticket to attend the Annual Meeting? Yes. All shareholders will need an admission card or proof of ownership of Common Stock and personal photo identification for admission. If you hold shares directly in your name as a shareholder of record with our transfer agent, Computershare Trust Company, N.A. (Computershare), you may obtain an admission card through the telephone or Internet voting systems or by marking the appropriate box on your proxy card (if you received or requested one). If your shares are held by a bank, broker or other holder of record (commonly referred to as registered in “street name”), you are considered a beneficial owner of those shares rather than a shareholder of record. In that case, you must present proof of your beneficial ownership of Common Stock, such as a recent bank or brokerage statement, for admission to the Annual Meeting.

How many shares must be present to hold the Annual Meeting? A quorum of shares must be present to hold the Annual Meeting. A quorum is the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the record date. If you submit a properly completed proxy in accordance with one of the voting procedures described below or appear at the Annual Meeting to vote in person, your shares of Common Stock will be considered present. For purposes of determining whether a quorum exists, abstentions and broker non-votes (as described below) will be counted as present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

How are proxy materials being distributed for the Annual Meeting? As permitted by the rules of the Securities and Exchange Commission (SEC), we are providing the proxy materials for our 2016 Annual Meeting via the Internet to most of our shareholders. Use of the Internet will expedite receipt of the 2016 proxy materials by many of our shareholders and help to keep mailing costs for our Annual Meeting as low as possible. For shareholders who are participants in our 401(k) plans we are required generally to deliver proxy materials in hard copy. On March 18, we initiated delivery of proxy materials to our shareholders of record in one of two ways: (1) a notice containing instructions on how to access proxy materials via the Internet or (2) a printed copy of those materials. If you received a notice in lieu of a printed copy of the proxy materials, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice provides instructions on how to access the proxy materials on the Internet and how to vote online or by telephone. If you received such a notice and would also like to receive a printed copy of the proxy materials, the notice includes instructions on how you may request a printed copy.

VOTING

Who is entitled to vote at the Annual Meeting? You must be a shareholder of record on the record date, which is March 3, 2016, to vote your shares at the Annual Meeting.

How do I vote my shares? How you vote your shares will depend on whether you are a shareholder of record or a beneficial owner of your shares.

Shareholders of record. Each shareholder of record is entitled to one vote on all matters presented at the Annual Meeting for each share of Common Stock held. You are considered a shareholder of record if your shares are registered directly in your name with Computershare as of the record date. If you are a shareholder of record, Computershare provides proxy materials to you on our behalf. If your shares are registered in different names or held in more than one account, you may receive more than one proxy card or set of voting instructions. In that case, you will need to vote separately for each set of shares in accordance with the following voting procedures.

70     General Dynamics 2016 Proxy Statement

Meeting and Voting Information

Shareholders of record may cast their vote in one of the following ways:

By Internet: access www.envisionreports.com/GD and follow the instructions
By Telephone: call 1-800-652-VOTE (1-800-652-8683) or, outside the United States, Canada and Puerto Rico, call 1-781-575-2300 and follow the instructions
By Mail: sign and date each proxy card received and return each card using the prepaid postage envelope
In Person: attend the Annual Meeting and vote by ballot

The telephone and Internet voting systems are available 24 hours a day. They will close at 1 a.m. eastern time on May 4, 2016. Please note the voting deadline differs for participants in our 401(k) plans, as described below. All shares represented by properly executed, completed and unrevoked proxies that are received on time will be voted at the Annual Meeting in accordance with the specifications made in the proxy card. If you return a signed proxy card but do not specifically direct the voting of shares, your proxy will be voted as follows:

FOR the election of directors as described in this Proxy Statement
FOR the selection, on an advisory basis, of KPMG LLP as the independent auditors of the company
FOR the approval, on an advisory basis, of the compensation of the named executive officers
FOR the approval of the General Dynamics Corporation Executive Annual Incentive Plan
AGAINST the shareholder proposal described in this Proxy Statement
IN ACCORDANCE WITH the judgment of the proxy holders for other matters that may properly come before the Annual Meeting

Beneficial Owners. If your shares are held by a bank, broker or other holder of record, the bank, broker or other holder is the shareholder of record and you are the beneficial owner of those shares. Your bank, broker or other holder of record will forward the proxy materials to you. As the beneficial owner, you have the right to direct the voting of your shares by following the voting instructions provided with these proxy materials. Please refer to the proxy materials forwarded by your bank, broker or other holder of record to see which voting options are available to you.

401(k) Plan Participants. Fidelity Management Trust Company (Fidelity), as trustee, is the holder of record of the shares of Common Stock held in our 401(k) plans – the General Dynamics Corporation 401(k) Plan and the General Dynamics Corporation 401(k) Plan for Represented Employees. If you are a participant in one of these plans and in the fund that invests in shares of Common Stock, you are the beneficial owner of the shares of Common Stock credited to your plan account. As beneficial owner and named fiduciary, you have the right to instruct Fidelity, as plan trustee, how to vote your shares. If you do not provide Fidelity with timely voting instructions then, consistent with the terms of the plans, Evercore Trust Company, N.A. (Evercore), will direct Fidelity, in Evercore’s discretion, how to vote the shares. Evercore serves as the independent fiduciary and investment manager for the General Dynamics Stock Fund of the 401(k) plans.

Computershare provides proxy materials to participants in these plans on behalf of Fidelity. If you are a plan participant and also a shareholder of record, Computershare may combine the shares registered directly in your name and the shares credited to your 401(k) plan account onto one proxy card. If Computershare does not combine your shares, you will receive more than one set of proxy materials. In that case, you will need to submit a vote for each set of shares. The vote you submit via proxy card or the telephone or Internet voting systems will serve as your voting instructions to Fidelity. To allow sufficient time for Fidelity to vote your 401(k) plan shares, your vote, or any re-vote, must be received by 9 a.m. eastern time on May 2, 2016.

Can I change or revoke my proxy vote? A shareholder of record may change or revoke a proxy at any time before it is voted at the Annual Meeting by:

(1)	sending written notice of revocation to our Corporate Secretary;
(2)	submitting another proxy card that is dated later than the original proxy card;
(3)	re-voting by using the telephone or Internet voting systems; or
(4)	attending the Annual Meeting and voting by ballot (attendance at the Annual Meeting alone will not act to revoke a prior proxy).

General Dynamics 2016 Proxy Statement     71

Meeting and Voting Information

Our Corporate Secretary must receive notice of revocation, or a subsequent proxy card, before the vote at the Annual Meeting for a revocation to be valid. Except as described above for participants in our 401(k) plans, a re-vote by the telephone or Internet voting systems must occur before 9 a.m. eastern time on May 4, 2016. If you are a beneficial owner, you must revoke your proxy through the appropriate bank, broker or other holder of record.

VOTE REQUIRED

What is a broker non-vote? A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner. Banks, brokers and other holders of record have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the advisory vote on the selection of the independent auditors. On non-routine matters, such as the election of directors, executive compensation matters and the shareholder proposal, these banks, brokers and other holders of record do not have discretion to vote uninstructed shares and thus are not “entitled to vote” on such proposals, resulting in a broker non-vote for those shares. We encourage all shareholders that hold shares through a bank, broker or other holder of record to provide voting instructions to those holders to ensure that their shares are voted at the Annual Meeting.

What is the vote required for each proposal, and what is the effect of an abstention or broker non-vote on the voting?

Proposal 1  –  Election of the Board of Directors of the Company. Directors will be elected by a majority of the votes cast and entitled to vote at the Annual Meeting. A “majority of the votes cast” means the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. You may vote for, vote against or abstain from voting for any or all nominees. Abstentions and broker non-votes will not be counted as a vote cast “for” or “against” a director’s election.

Proposal 2  –  Selection of Independent Auditors. This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against this proposal. Broker non-votes do not occur for this proposal because banks, brokers and other holders of record have authority under the New York Stock Exchange rules to vote in their discretion on the selection of independent auditors.

Proposals 3 and 4  –  Advisory Vote to Approve Executive Compensation and Approval of the General Dynamics Corporation Executive Annual Incentive Plan. These proposals each require an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on either or both of these matters. Abstentions will have the effect of a vote against the proposals. Broker non-votes will have no effect on the proposals.

Proposal 5  –  Shareholder Proposal. Proposal 5 requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal to be approved. You may vote for, vote against or abstain from voting on this proposal. Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the proposal.

Who will count the votes? Representatives of American Election Services, LLC, will tabulate the vote at the Annual Meeting.

Who is soliciting votes for the Annual Meeting? The Board of Directors is soliciting proxies from shareholders. Directors, officers and other employees of General Dynamics may solicit proxies from our shareholders by mail, e-mail, telephone, facsimile or in person. In addition, Innisfree M&A Incorporated (Innisfree), 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees and their nominees.

We will pay Innisfree approximately $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Common Stock. We will not provide compensation, other than their usual compensation, to our directors, officers and other employees who solicit proxies.

72     General Dynamics 2016 Proxy Statement

OTHER INFORMATION

ADDITIONAL SHAREHOLDER MATTERS

If any other matters properly come before the Annual Meeting, the individuals named in the proxy card will have discretionary authority to vote the shares they represent on those matters, except to the extent their discretion may be limited under Rule 14a-4(c) of the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, as well as anyone who is a beneficial owner of more than 10 percent of a registered class of our stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange, and to furnish us with copies of these forms. To our knowledge, based solely on a review of the copies of Forms 3, 4 and 5 submitted to us, all of our executive officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2015.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING OF SHAREHOLDERS

If you wish to submit a proposal for inclusion in our proxy materials to be distributed in connection with the 2017 annual meeting, your written proposal must comply with the rules of the SEC and be received by us no later than November 18, 2016. The proposal should be sent to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

If you intend to present a proposal at the 2017 annual meeting that is not to be included in our proxy materials, including director nominations, you must comply with the various requirements established in our Bylaws. Among other things, the Bylaws require that a shareholder submit a written notice to our Corporate Secretary at the address in the preceding paragraph no earlier than January 4, 2017, and no later than February 3, 2017. In addition, our Bylaws permit a shareholder or a group of up to 20 shareholders who have owned 3 percent or more of our outstanding shares of capital stock continuously for 3 years to submit director nominees for inclusion in our proxy statement if the shareholder(s) and nominee(s) satisfy the requirements specified in our bylaws. These requirements can be found in Article II, Section 10 of our Amended and Restated Bylaws, and include the requirement that the applicable notice be received by the company no earlier than October 19, 2016, and no later than November 18, 2016.

ANNUAL REPORT ON FORM 10-K

The Annual Report, which includes our Form 10-K and accompanies this Proxy Statement, is not considered a part of the proxy solicitation material. We will furnish to any shareholder, without charge, a copy of our 2015 Annual Report, as filed with the SEC. A request for the report can be made verbally or in writing to Investor Relations, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042, (703) 876-3000 or through our website. The Form 10-K and other public filings are also available through the SEC’s website at www.sec.gov and on our website at www.gd.com/SECFilings.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We will deliver only one Annual Report and Proxy Statement to shareholders who share a single address unless we have received contrary instructions from any shareholder at the address. In that case, we will deliver promptly a separate copy of the Annual Report and Proxy Statement. For future deliveries, shareholders who share a single address can request a separate copy of our Annual Report and Proxy Statement. Similarly, if multiple copies of the Annual Report and Proxy Statement are being delivered to a single address, shareholders can request a single copy of the Annual Report and Proxy Statement for future deliveries. To make a request, please call 703-876-3000 or write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

General Dynamics 2016 Proxy Statement     73

APPENDIX A

GENERAL DYNAMICS CORPORATION

EXECUTIVE ANNUAL INCENTIVE PLAN

General Dynamics Corporation (the “Company”) has adopted the Executive Annual Incentive Plan (the “Plan”) as a means of attracting, retaining, and motivating officers and key employees and to provide them with incentives to enhance the growth and profitability of the Company.

ARTICLE I: DEFINITIONS

Section 1.1    “Adjusted Net Earnings” shall mean consolidated net operating profit excluding goodwill impairment and non-economic accounting changes.

Section 1.2    “Board” shall mean the Board of Directors of the Company.

Section 1.3    “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be deemed to include a reference to the regulations promulgated under such section.

Section 1.4    “Committee” shall mean the Compensation Committee of the Board of Directors of the Company, or such other committee or subcommittee designated by the Board to administer the Plan.

Section 1.5    “Participant” shall mean with respect to any Performance Period (i) the Chief Executive Officer, and (ii) those Executive Vice Presidents and Senior Vice Presidents of the Company for that Performance Period.

Section 1.6    “Performance Period” shall mean the Company’s fiscal year.

ARTICLE II: ELIGIBILITY

Eligibility for participation in the Plan shall be limited to the Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents of the Company (hereinafter “Senior Executives”).

ARTICLE III: PERFORMANCE OBJECTIVE

The Plan’s performance objective shall be positive Adjusted Net Earnings.

ARTICLE IV: AWARDS

Section 4.1    Maximum Awards.  The maximum awards payable to an individual who is the Chief Executive Officer during any part of the fiscal year shall be 0.4 percent of Adjusted Net Earnings. The maximum award payable to other Senior Executives designated to participate in the Plan for a fiscal year shall be 0.2 percent of Adjusted Net Earnings. A Participant’s final award will be determined by the Committee in its discretion based on its assessment of individual and corporate performance and can be reduced below, but in all events shall be no greater than, the maximum award set forth in this Section 4.1.

Section 4.2    Payment.  Awards shall be paid in cash in the first 2  1⁄2 months of the year following the Performance Period, and only after the certification provided for in Section 4.3.

Section 4.3    Certification.  Prior to the payment of a bonus award to any Participant, the Committee shall certify in writing the level of performance attained for the Performance Period and that any other material terms of the award have been satisfied. The Committee shall have no discretion to increase the amount of a Participant’s maximum bonus award that would otherwise be payable to the Participant hereunder.

A-1     General Dynamics 2016 Proxy Statement

ARTICLE V: TERMINATIONS

In the event a Senior Executive terminates employment or is demoted or transferred to a position that is not eligible for participation in the Plan before payment of a bonus, that former Participant shall no longer be treated as a Participant and shall not be entitled to an award for the year of termination, demotion, or transfer. The Committee shall have the sole discretion to allow an award and to determine the terms of an award in the event of termination by death, disability, retirement, a change in control of the Company, or a divestiture or discontinued operation of a subsidiary with which the individual was associated. Any such award shall be allowed only if the Performance Objective set forth in Article III is met and only up to the maximum amounts set forth in Section 4.1.

ARTICLE VI: ADMINISTRATION

Section 6.1    Administration.

(a)      The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; it is expected that, in the event the Committee is not comprised solely of “outside directors” within the meaning of Section 162(m) of the Code, a subcommittee comprised solely of at least two individuals who qualify as “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto) shall certify that the performance goals have been attained.

(b)      It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Committee’s decisions or actions in respect thereof shall be conclusive and binding upon any and all Participants and their beneficiaries, successors and assigns, and all other persons.

ARTICLE VII: OTHER PROVISIONS

Section 7.1    Term.  Subject to stockholder approval as set forth in Section 7.3, this Plan shall be effective for bonus awards granted for fiscal year 2016, and shall remain in effect until terminated by the Board.

Section 7.2    Amendment, Suspension or Termination of the Plan.  This Plan does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee; provided, however, that any such amendment or modification shall comply with all applicable laws and applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Code.

Section 7.3    Approval of Plan by Stockholders.  The Plan shall be submitted for the approval of the Company’s stockholders at the annual meeting of stockholders to be held in May 2016. In the event that the Plan is not so approved, no bonus award shall be payable under the Plan, and the Plan shall terminate and shall be null and void in its entirety.

Section 7.4    Bonus Awards and Other Plans.  Nothing contained in the Plan shall prohibit the Company from granting awards or authorizing other compensation to any Senior Executive under any other plan or authority or limit the authority of the Company to establish other special awards or incentive compensation plans providing for the payment of incentive compensation to the Senior Executives.

Section 7.5    Miscellaneous.

(a)      The Company shall deduct all federal, state and local taxes required by law to be withheld from any bonus award paid to a Participant hereunder.

(b)       This Plan, and any bonus awards paid under the Plan, are intended to qualify for the exception from Code Section 162(m) for performance-based compensation, and for the exemption from Code Section 409A for short-term deferrals, and will be interpreted and administered consistent with that intent.

General Dynamics 2016 Proxy Statement     A-2

(c)      Payment of bonuses under the Plan is purely at the discretion of the Company.

(d)      In no event shall the Company be obligated to pay to any Participant a bonus award for a Performance Period by reason of the Company’s payment of a bonus award to such Participant in any other Performance Period.

(e)      Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the employment or other service of the Company, or shall affect the right of the Company to terminate the employment or other service of any person at any time with or without cause.

(f)      The rights of Participants under the Plan shall be unfunded and unsecured and Participants shall have no rights in any specific assets of the Company.

(g)      No rights of any Participant to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

(h)      Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

(i)      The terms of this Plan will be binding upon and inure to the benefit of the Company and its successors and assigns.

(j)      The validity, construction, interpretation and administration of the Plan and any bonus awards under the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest herein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of the Commonwealth of Virginia (determined without regard to its conflict of laws provisions).

A-3     General Dynamics 2016 Proxy Statement

ELECTRONIC VOTING INSTRUCTIONS

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE COLORED BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Eastern Time on May 4, 2016. If you are a participant in the Company’s 401(k) plans, proxies must be received by 9:00 a.m. Eastern Time on May 2, 2016.

Vote by Internet
• Go to www.envisionreports.com/GD • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
Using a black ink pen, mark your votes with an X as shown in ☒ this example. Please do not write outside the designated areas.

  • Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.

  • Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

  • Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Mary T. Barra	☐	☐	☐	05 - William P. Fricks	☐	☐	☐	09 - James N. Mattis	☐	☐	☐

02 -Nicholas D. Chabraja	☐	☐	☐	06 - John M. Keane	☐	☐	☐	10 - Phebe N. Novakovic	☐	☐	☐

03 - James S. Crown	☐	☐	☐	07 - Lester L. Lyles	☐	☐	☐	11 - William A. Osborn	☐	☐	☐

04 - Rudy F. deLeon	☐	☐	☐	08 - Mark M. Malcolm	☐	☐	☐	12 - Laura J. Schumacher	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 2, 3 AND 4.						THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 5.
		For	Against	Abstain			For	Against	Abstain
2.	Selection of Independent Auditors	☐	☐	☐	5.	Shareholder proposal with regard to a share repurchase policy	☐	☐	☐

3.	Advisory Vote to approve Executive Compensation	☐	☐	☐
4.	Approval of the General Dynamics Corporation Executive Annual Incentive Plan	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR IN ANY OTHER REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE AS SUCH.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

DIRECT DEPOSIT NOTICE

General Dynamics Corporation and Computershare remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. The main benefit of direct deposit to you is knowing that your dividends are in your account on the payable date.

Telephone inquiries regarding your stock, including registration for direct deposit of dividends, should be made to Computershare’s automated Toll-Free Telephone Response Center at 1-800-519-3111.

General Dynamics Corporation encourages you to take advantage of one of the convenient ways by which you can vote your shares for matters to be covered at the 2016 Annual Meeting of Shareholders. You can vote your shares electronically through the Internet or by telephone, either of which eliminates the need to return the proxy card. If you do not wish to vote through the Internet or by telephone, you can vote by mail by following the instructions on the proxy card on the reverse side.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — GENERAL DYNAMICS CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 4, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints PHEBE N. NOVAKOVIC, JASON W. AIKEN and GREGORY S. GALLOPOULOS, and each of them, as proxy or proxies, with full power of substitution, to vote all shares of common stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 2016 Annual Meeting of Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the annual meeting, all as more fully described in the Proxy Statement for the 2016 Annual Meeting of Shareholders.

THIS PROXY WHEN PROPERLY EXECUTED AND TIMELY RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES NAMED ABOVE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED BUT NO DIRECTION IS MADE HEREON, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND AGAINST PROPOSAL 5.

If you are a participant in the Company’s 401(k) plans, this proxy card constitutes your instructions to Fidelity, the trustee of the plans, as to the vote of the shares of Company common stock in your plan accounts. If you do not submit valid and timely voting instructions, Evercore Trust Company, N.A., the independent fiduciary and investment manager for the Company common stock in your plan accounts, will direct the vote of your plan shares in its discretion.

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

¡	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+